The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(3)
Registration Statement No: 333-122977

Subject to Completion. Dated September 6, 2005.
Prospectus Supplement to the Prospectus dated March 15, 2005 and the Prospectus Supplement dated March 15, 2005 — No.
The Goldman Sachs Group, Inc.

$
Medium-Term Notes, Series B
Covered Index Alpha Strategy Notes due      2008
(Linked to the S&P 500® Total Return Index and a Rolling Monthly Listed
Out-of-the-Money Call-Writing Program on the S&P 500® Index)

     The amount that you will be paid on your note on the stated maturity date,                 , 2008 (unless extended due to market disruption or non-business days), will be determined by reference to the performance of the S&P 500® Total Return Index and a rolling monthly listed out-of-the-money (approximately 2%) call-writing program on the S&P 500 Index from the trade date (                 , 2005) to the final roll date (the fifth trading day prior to the stated maturity date), less the initial fee and the monthly fees described below.
     This note employs a strategy (developed by our affiliate, Goldman, Sachs & Co. and named “COVEXA”), designed to track the performance of a “covered call” or “buy-write” strategy on the S&P 500 Total Return Index. Each month, pursuant to the COVEXA strategy, we will hypothetically (1) invest in the S&P 500 Total Return Index, (2) sell approximately 2% out-of-the-money monthly listed call options on the S&P 500 Index, (3) invest the earned call premium for a month based on the U.S. dollar one-month LIBOR rate appearing on Moneyline Telerate page 3750 (or any successor or replacement page) and (4) buy back the call options sold in the prior month. Commencing on October     , 2005, and on each monthly roll date thereafter, we will calculate the monthly ending value of your note, less an upfront monthly fee of 0.15%. The roll date will be the trading day preceding the exercise-settlement valuation date (typically the third Friday in each calendar month), on the Chicago Board Options Exchange (“CBOE”) of the monthly listed call option on the S&P 500 Index.
     An investment in the notes provides a limited opportunity for you to profit from increases in the S&P 500 Index, but is subject to a potential loss of the entire principal amount of your note from a decline in that index over the life of the notes. Because the notes are not principal-protected and do not pay any interest, the notes may not be a suitable investment for you if you seek a low risk of loss or current income on your investment. In addition, as the notes are subject to a monthly cap, the notes may not be suitable if you seek an opportunity for capital appreciation on your investment. The terms of the notes are complex and you should not invest in them unless you understand the terms in detail. The terms of the notes are described under “Summary Information” beginning on page S-2 and “Specific Terms Of Your Note” beginning on page S-20.
     On the trade date, the value of your note will be equal to the face amount of your note, which will be $1,000. The payment amount, if any, you will receive on your note at the stated maturity will be determined based on a series of monthly calculations made over the life of your note. Each month on the roll date we will calculate the value of your note as follows:

•	First, we will determine the return from an investment in the S&P 500 Total Return Index by multiplying (a) the value of your note on the preceding roll date by (b) the closing level of the S&P 500 Total Return Index on the current roll date divided by the closing level of the S&P 500 Total Return Index on the preceding roll date.

•	Second, we will determine the premium that you would have earned on the preceding roll date by selling a call option with an exercise-settlement valuation date one trading day prior to the next roll date (reference listed call option) on the S&P 500 Index listed on the CBOE with an exercise price closest to 102% of the S&P 500 Index level on that preceding roll date based on a notional amount equal to the value of your note on that preceding roll date. See page S-3 for further details about determining the reference listed call option and the premium.

•	Third, we will determine the amount of accrued interest on the premium calculated above that you would have earned, based on the U.S. dollar one-month LIBOR rate on the preceding roll date. See page S-4 for further details on the LIBOR rate and interest accrual calculation.

•	Fourth, we will determine the unwind cost that you would incur to buy back the reference listed call option on the current roll date. See page S-4 for further details as to how we determine the unwind cost.

•	Fifth, we will (a) add the amounts determined in the first three steps and subtract the amount determined in the fourth step, and (b) multiply the amount determined in (a) by 0.9985, to reflect an upfront monthly fee of 0.15%. The total amount so calculated will be the value of your note on the current roll date and will be used in calculating the value of your note on the next roll date; provided, however, that the value of your note calculated on the final roll date will be the amount paid to you on your note at the stated maturity.
Original issue date (settlement date):                      , 2005
Original issue price: $1,005 per note (100.50% of the face amount, reflecting an initial fee of $5 per note)
Net proceeds to The Goldman Sachs Group, Inc.: $1,000 per note (100% of the face amount)
Underwriting discount: $5 per note (0.50% of the face amount)
     Our affiliate, Goldman, Sachs & Co., intends to make a market in the notes, once a month, typically on the Thursday prior to the third Friday of the month. Thus, you may be unable to sell your note at other times. Moreover, Goldman, Sachs & Co. may stop making a market on these days at any time without notice.

     Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement. Any representation to the contrary is a criminal offense.

     Goldman Sachs may use this prospectus supplement in the initial sale of the notes. In addition, Goldman, Sachs & Co. or any other affiliate of Goldman Sachs may use this prospectus supplement in a market-making transaction in a note after its initial sale. Unless Goldman Sachs or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus supplement is being used in a market-making transaction.
Goldman, Sachs & Co.

Prospectus Supplement dated                   , 2005.

      “Standard & Poor’s”, “S&P”, “Standard & Poor’s 500” and “S&P 500” are trademarks of The McGraw-Hill Companies, Inc. and are licensed for use by Goldman, Sachs & Co. and its affiliates. The notes are not sponsored, sold or promoted by Standard & Poor’s and Standard & Poor’s makes no representations regarding the advisability of investing in the notes.

SUMMARY INFORMATION

We refer to the notes we are offering by this prospectus supplement as the “offered notes” or the “notes”. Each of the offered notes, including your note, has the terms described below and under “Specific Terms Of Your Note” on page S-20. Please note that in this prospectus supplement, references to “The Goldman Sachs Group, Inc.”, “we”, “our” and “us” mean only The Goldman Sachs Group, Inc. and do not include its consolidated subsidiaries. Also, references to the “accompanying prospectus” mean the accompanying Prospectus, dated March 15, 2005, as supplemented by the accompanying Prospectus Supplement, dated March 15, 2005, of The Goldman Sachs Group, Inc.

Key Terms
Issuer: The Goldman Sachs Group, Inc.
Indices: The S&P 500® Total Return Index (Bloomberg: “SPTR”) and the S&P 500® Index (Bloomberg: “SPX”)

Face amount: each note will have a face amount equal to $1,000; $ in the aggregate for all the offered notes
Issue price per note: $1,005

Fees: the notes are issued at a premium price of $1,005, reflecting an initial fee of $5 per note (or 0.50% of the face amount) and are subject to a monthly fee of 0.15% that is embedded in the calculation of the payment amount that you will receive at maturity. The 0.15% monthly fee is applied to the level of the COVEXA strategy at the beginning of each month, one business day after each roll date beginning on the trade date and ending on the roll date preceding the determination date

Payment amount: on the stated maturity date, we will pay the holder of each note having a face amount of $1,000 an amount, if any, in cash equal to:
$1,000 x (COVEXA return) x (1 - 0.0015)36

which is the face amount of your note multiplied by the COVEXA return, reduced by a monthly fee of 0.15% for each month that your note is outstanding

COVEXA return: the final COVEXA level divided by the initial COVEXA level

Trade date: , 2005

Stated maturity date (to be determined on the trade date): , 2008, unless extended for up to six business days

Determination date: the fifth trading day prior to , 2008, unless extended for up to five business days

No interest: the offered notes will not bear interest

No listing: the notes will not be listed on any securities exchange or interdealer market quotation system

Calculation agent: Goldman, Sachs & Co.

Business day: as described under “Specific Terms Of Your Note — Special Calculation Provisions — Business Day” on page S-23

Trading day: as described under “Specific Terms Of Your Note — Special Calculation Provisions — Trading Day” on
page S-23
COVEXA Terms

COVEXA strategy: COVEXA is a strategy developed by our affiliate, Goldman, Sachs & Co. It is a systematic strategy designed to track the performance of a “covered call” or “buy-write” strategy on the S&P 500 Total Return Index. This strategy consists of repeating the following process on a monthly basis: each month, COVEXA hypothetically

(1) invests in the S&P 500 Total Return Index, (2) sells approximately 2% out-of-the-money monthly listed call options on the S&P 500 Index, (3) invests the earned call premium for a month based on the U.S. dollar one-month LIBOR rate appearing on Moneyline Telerate page 3750 (or any successor or replacement page), and (4) buys back the call options sold in the prior month. The COVEXA strategy is based on observable reference values and the COVEXA level can be calculated every trading day. The daily COVEXA level and the value of your note will be published on the www.gs.com/covexa web page
Initial COVEXA level: the closing level of the COVEXA strategy on the trade date
Final COVEXA level: the closing level of the COVEXA strategy on the determination date, except in the limited circumstances described under “Specific Terms Of Your Note — Consequences Of A Market Disruption Event” on page S-21 and subject to adjustment as provided under “Specific Terms Of Your Note — Discontinuance Or Modification Of The Indices And The Reference Listed Call Options” on page S-22
COVEXA level: on any trading day, the sum of (1) the level of the COVEXA strategy on the preceding roll date multiplied by the S&P 500 Total Return Index Return, (2) the Total Call Premium for the Reference Listed Call Options sold on the preceding roll date and (3) the Total Call Premium Accrued Interest minus (4) the Total Call Unwind Cost on that trading day, if any, for buying back the Reference Listed Call Options sold on the preceding roll date. The calculation agent will publish the COVEXA level as of each trading day. The COVEXA level does not take into account the initial fee or the monthly fees.
S&P 500 Total Return Index Return: on each trading day, the closing level of the S&P 500 Total Return Index on that day divided by the closing level of the S&P 500 Total Return Index on the roll date preceding that trading day
Roll date: the trading day in each calendar month immediately prior to the day that the exercise-settlement value (“SET”) is calculated for the S&P 500 Index call options listed on the CBOE. The roll date is typically the Thursday preceding the third Friday of the calendar month. The first roll date will be the trade date and the last roll date will be the determination date. The roll date is subject to postponement due to market disruption event as described under “Specific Terms Of Your Note — Consequences Of A Market Disruption Event” on page S-21
Call Option Terms
Reference Listed Call Options: on each roll date beginning on the trade date and ending on the roll date preceding the determination date, the COVEXA strategy hypothetically sells S&P 500 Index call options listed on the CBOE with the terms described directly below. On each succeeding roll date, these same call options are hypothetically repurchased (i.e., unwound)

•	Call exercise-settlement valuation date: the exercise-settlement valuation date for S&P 500 Index call options listed on the CBOE that expire on the next calendar month. This is typically the third Friday of the next calendar month

•	Call strike price: the strike price of the S&P 500 Index call options listed on the CBOE that is closest to 102% of the S&P 500 Index level at 4:00 p.m., NY time (or if there is no such value at 4:00 p.m., the closest time prior to 4:00 p.m.) as displayed on Reuters on that roll date. For example, if the level of the S&P 500 Index is 1,010, we multiply this value by 1.02. We then identify the Reference Listed Call Option with an exercise price closest to 1,030.20, which is 1,030

•	Number of call contracts: the hypothetical number of listed S&P 500 Index call contracts sold on a roll date (without rounding) is equal to the COVEXA level on that roll date divided by the closing level of the S&P 500 Index on that roll date divided by 100. This number is a fraction that is used to calculate the COVEXA level. For example, if the COVEXA level were 102.45 on a roll date and the S&P 500 Index were

1,222.21 on that roll date, the number of call contracts would be 0.0008382
Total Call Premium: for any trading day, the amount earned by hypothetically selling the Reference Listed Call Options on the roll date preceding that trading day. This value is obtained by multiplying the Reference Bid Price by 100 and by the number of call contracts sold on the roll date preceding that trading day

•	the Reference Bid Price for the Reference Listed Call Option is the price displayed on Reuters as of 4:00 p.m., NY time (or, if there is no bid price at 4:00 p.m., the closest time prior to 4:00 p.m.) on the roll date of the hypothetical sale of the Reference Listed Call Options
Total Call Premium Accrued Interest: for any trading day, the interest that would accrue on an actual/360 day count basis on the Total Call Premium at the Call Premium Interest Rate from the business day after the preceding roll date of the hypothetical sale of the Reference Listed Call Options to and including that trading day
Call Premium Interest Rate: the one-month U.S. dollar LIBOR rate appearing on the Moneyline Telerate page 3750 (or any successor or replacement page) published by the British Bankers’ Association (BBA) on the roll date of the hypothetical sale of the Reference Listed Call Options
Total Call Unwind Cost: for any trading day, the cost of hypothetically buying back the Reference Listed Call Options sold on the preceding roll date. This value is obtained by multiplying the Reference Ask Price by 100 and by the number of call contracts (sold on the preceding roll date) repurchased

•	the Reference Ask Price for the Reference Listed Call Options is the price displayed on Reuters as of 4:00 p.m., NY time (or if there is no ask price at 4:00 p.m., the closest time prior to 4:00 p.m.) on that trading day

Q&A
What are the notes?
       The notes offered by this prospectus supplement have a stated maturity date of three years after the original issue date (unless extended due to market disruption or non-business days). The payment amount will be linked to the performance of the COVEXA strategy. Each month, pursuant to the COVEXA strategy, we will hypothetically (1) invest in the S&P 500 Total Return Index, (2) sell approximately 2% out-of-the-money monthly listed call options on the S&P 500 Index, (3) invest the earned call premium for a month based on the U.S. dollar one-month LIBOR rate appearing on Moneyline Telerate page 3750 (or any successor or replacement page) and (4) buy back the call options sold in the prior month. Commencing on October      , 2005, and on each monthly roll date thereafter, the monthly ending value of your note, less an upfront monthly fee of 0.15%, will be calculated. The roll date will be the trading day preceding the exercise-settlement valuation date (typically the third Friday in each calendar month), on the CBOE of the monthly listed call option on the S&P 500 Index.
       Each note will have a face amount of $1,000. Each note will be offered at an original issue price equal to $1,005, reflecting an initial fee of $5 per note (or 0.50% of the face amount of the note).
       The notes will bear no interest and no payments will be made until maturity. The notes are not subject to early redemption at the option of the issuer.
       As discussed in the accompanying prospectus, the notes are indexed debt securities and are part of a series of debt securities entitled “Medium-Term Notes, Series B” issued by The Goldman Sachs Group, Inc. The notes will rank equally with all other unsecured and unsubordinated debt of The Goldman Sachs Group, Inc. For more details, see “Specific Terms Of Your Note” on page S-20.
       The notes are issued in the form of a global certificate, which will be held by The Depository Trust Company (“DTC”), or its nominee. Direct and indirect participants in DTC will record your ownership of the notes.
Who should or should not consider an investment in the notes?
       We have designed the notes for investors who want exposure to the S&P 500 Index and who believe that the S&P 500 Index will not appreciate significantly. The COVEXA strategy replicates a “covered call” strategy on the S&P 500 Index and may be suitable for investors who believe the level of the COVEXA strategy will increase during the term of the notes by an amount great enough to offset the cumulative effect of the initial fee and the monthly fee embedded in the calculation of the payment amount. The notes are also designed for investors who are willing to accept the risk that they may lose some or all of the face amount of their notes.
       In addition, if the amount payable on your note on the stated maturity date is the face amount or even if the amount payable on your note exceeds the face amount, the overall return that you earn on your note may be less than what you would have earned by investing in a non-indexed debt security that bears interest at a prevailing market rate. The notes may therefore not be a suitable investment for you if you prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings. For more details, see “Additional Risk Factors Specific To Your Note — Your Note Does Not Bear Interest” on page S-12.
What is a covered call strategy?
       A covered call strategy (also referred to as a “buy-write” strategy) on an index is one in which an investor makes an investment linked to an index (the “underlying index”) and sells an option on the underlying index or a similar index (the “call option index”) at a determined strike price. An out-of-the-money covered call strategy sells an option on the call option index at a call strike price that is greater than the level of the underlying index when the option is sold.

       A covered call strategy provides income from the premiums received for selling the call option and, if such premiums are invested, from the interest earned on the invested premiums. These premiums and interest can, to some extent, offset an investor’s losses if there is a decline in the value of the underlying index held by the investor. However, the strategy limits participation in appreciation of the underlying index beyond the option’s strike price. Thus, in a period of significant stock market appreciation, an out-of-the-money covered call strategy is likely to produce lower returns than would a direct investment linked to the underlying index. For more information, see “Additional Risk Factors Specific To Your Note — The Appreciation Of The COVEXA Strategy May Be Less Than That Of The S&P 500 Total Return Index Due To The Effect Of The COVEXA Covered Call Strategy” on page S-12 and “The COVEXA Strategy” on page S-30.
How is the COVEXA level calculated?
       The calculation agent will publish the COVEXA level as of each trading day. The COVEXA level does not take into account the initial fee or the monthly fees. The COVEXA level is calculated each trading day as the sum of (1) the level of the COVEXA strategy on the preceding roll date multiplied by the S&P 500 Total Return Index Return, (2) the Total Call Premium for the Reference Listed Call Options sold on the preceding roll date and (3) the Total Call Premium Accrued Interest minus (4) the Total Call Unwind Cost on that trading day, if any, for buying back the Reference Listed Call Options sold on the preceding roll date. The initial COVEXA level will be the closing level of the COVEXA strategy on the trade date.
       For more information on how COVEXA levels are calculated, see “The COVEXA Strategy” on page S-30.
How do you determine the Reference Listed Call Options included in the COVEXA strategy?
       The call options are a series of out-of-the-money monthly call options on the S&P 500 Index listed on the CBOE. On each roll date beginning on the trade date and ending on the roll date preceding the determination date, the Reference Listed Call Options are determined based on the following terms:
       Call exercise-settlement valuation date: the exercise-settlement valuation date for S&P 500 Index call options listed on the CBOE that expire on the next calendar month. This is typically the third Friday of the next calendar month.
       Call strike price: the strike price of the S&P 500 index call options listed on the CBOE that is closest to 102% multiplied by the S&P 500 Index level at 4:00 p.m., NY time (or if there is no such value at 4:00 p.m., the closest time prior to 4:00 p.m.) as displayed on Reuters on that roll date. For example, if the level of the S&P 500 Index is 1,010, we multiply this value by 1.02. We then identify the Reference Listed Call Option with an exercise price closest to 1,030.20, which is 1,030.
       Number of call contracts: the hypothetical number of listed S&P 500 Index call contracts sold (without rounding) is equal to the COVEXA level on that roll date divided by the closing level of the S&P 500 Index on that roll date divided by 100. This number is a fraction that is used to calculate the COVEXA level. For example, if the COVEXA level were 102.45 on a roll date and the S&P 500 Index were 1,222.21 on that roll date, the number of call contracts would be 0.0008382.
What will I receive at the stated maturity of the notes?
       The payment amount, if any, for each offered note outstanding on the stated maturity date will be an amount in cash equal to (1) the face amount of your note multiplied by (2) the COVEXA return, reduced by (3) a monthly fee of 0.15% for each month that your note is outstanding:
  $1,000 x (COVEXA return) x (1 - 0.0015)36
       If the COVEXA return is one, i.e., the initial COVEXA level is equal to the final COVEXA level, you will only receive 94.74% of the face amount of your note on the stated maturity date. Relative to the issue price of

$1,005, this payment amount is 94.27% of the issue price of your note.
       The calculation agent will determine the final COVEXA level, which will be the COVEXA level on the determination date. For more information on how the COVEXA level is calculated, see “The COVEXA Strategy” on page S-30. For certain factors that may affect the payment amount of your note at stated maturity, see “The Appreciation Of The COVEXA Strategy May Be Less Than That Of The S&P 500 Total Return Index Due To The Effect Of The COVEXA Covered Call Strategy” on page S-12.
Can I sell the note prior to the stated maturity?
       Our affiliate, Goldman, Sachs & Co., intends to make a market in the notes, but only once a month on the roll dates. Thus, you may be unable to sell your note at other times. Moreover, Goldman, Sachs & Co. may stop making a market on the roll dates at any time without prior notice.
       If Goldman, Sachs & Co. were to buy your note on a roll date, for each note you would receive cash in an amount equal to the product of (1) the face amount of your note, (2) the COVEXA level on that trading day divided by the initial COVEXA level, and (3) (1 - 0.0015)N where N is the number of roll dates after the trade date including that roll date.
       For more information on the value of your note in the secondary market, see “Additional Risk Factors Specific To Your Note — The Market Value Of Your Note May Be Influenced By Many Factors That Are Unpredictable And Interrelated In Complex Ways” on page S-13.
What are the fees associated with an investment in the note?
       The notes are issued at a premium price of $1,005, reflecting an initial fee of $5 per note, and are subject to a monthly fee of 0.15% that is embedded in the calculation of the payment amount that you will receive at maturity. The 0.15% monthly fee is applied to the COVEXA level at the beginning of each month, one business day after a roll date (i.e., after the sale of new call options). As a result, if the final COVEXA level is equal to the initial COVEXA level, you will only receive 94.74% of the face amount of your note on the stated maturity date, which is 94.27% of the issue price of your note.
Hypothetical examples
       We have assumed for the following examples that the closing COVEXA level on the determination date will be the same as it is on the stated maturity date. We have also assumed that the note is purchased on the original issue date and held until the stated maturity date and that no market disruption event occurs. If you sell your note before the stated maturity date, your return will depend upon the market value of your note at the time of sale, which may be affected by a number of factors that are not reflected in the table below. For a discussion of some of these factors, see “Additional Risk Factors Specific To Your Note” on page S-12. For more detail about hypothetical returns on your note, please see the following examples and “Hypothetical Returns On Your Note” on page S-26.
       The following examples are based on growth rates that are entirely hypothetical and do not take into account any taxes that you may owe as a result of owning your note; no one can predict how the COVEXA strategy will perform over the life of your note or what the value of the COVEXA level will be on the determination date. The actual performance of the COVEXA strategy over the life of the offered notes, as well as the amount payable at maturity, may bear little relation to the hypothetical examples shown below or to the historical COVEXA levels or the levels of the S&P 500 Total Return Index shown elsewhere in this prospectus supplement. For information about the level of the index during recent periods, see “The Indices — Historical Closing Levels Of The S&P 500 Total Return Index” on page S-37. Before investing in the offered notes, you should consult publicly available information to determine the level of the indices between the date of this prospectus supplement and the date of your purchase of the offered notes.

       The third column in the tables below shows the hypothetical values of your note (taking into account the initial fee and the monthly fees) on each of the stated roll dates as a percentage of the face amount of your note and the fourth column shows such hypothetical value as a percentage of the issue price of your note, if the COVEXA level (expressed as a percentage of the initial COVEXA level) were any of the hypothetical levels shown in the second column.

Table I:	Assuming the COVEXA level grows at a rate of 1% per month for each of the 36 months during the life of your note:

Roll Date	Hypothetical COVEXA	Hypothetical Note	Hypothetical Note
(Number of Months	Level as Percentage of	Value as Percentage	Value as Percentage
from Trade Date)	Initial COVEXA Level	of Face Amount	of Issue Price

Trade Date	100.00%	100.00%	99.50%
1 Month	101.00%	100.85%	100.35%
6 Month	106.15%	105.20%	104.68%
12 Month	112.68%	110.67%	110.12%
18 Month	119.61%	116.43%	115.85%
24 Month	126.97%	122.48%	121.87%
30 Month	134.78%	128.85%	128.21%
36 Month	143.08%	135.55%	134.88%
       If, for example, on the stated maturity date, the final COVEXA level were determined to be 143.08% of the initial COVEXA level, the payment amount of your note at maturity would be equal to 135.55% of the face amount of your note or 134.88% of the issue price of your note.

Table II:	Assuming the COVEXA level remains constant each month for each of the 36 months during the life of your note:

Roll Date	Hypothetical COVEXA	Hypothetical Note	Hypothetical Note
(Number of Months	Level as Percentage of	Value as Percentage	Value as Percentage
from Trade Date)	Initial COVEXA Level	of Face Amount	of Issue Price

Trade Date	100.00%	100.00%	99.50%
1 Month	100.00%	99.85%	99.35%
6 Month	100.00%	99.10%	98.61%
12 Month	100.00%	98.21%	97.73%
18 Month	100.00%	97.33%	96.85%
24 Month	100.00%	96.46%	95.98%
30 Month	100.00%	95.60%	95.12%
36 Month	100.00%	94.74%	94.27%
       If, for example, on the stated maturity date, the final COVEXA level were determined to be the same as the initial COVEXA level, the payment amount of your note at maturity would be equal to 94.74% of the face amount of your note or 94.27% of the issue price of your note. As a result, if you purchased your note on the original issue date and held it until the stated maturity date, you would lose 5.73% of your investment as a result of the effect of the initial fee and the monthly fees.

Table III:	Assuming the COVEXA level decreases by 1% per month for each of the 36 months during the life of your note:

Roll Date	Hypothetical COVEXA	Hypothetical Note	Hypothetical Note
(Number of Months	Level as Percentage of	Value as Percentage	Value as Percentage
from Trade Date)	Initial COVEXA Level	of Face Amount	of Issue Price

Trade Date	100.00%	100.00%	99.50%
1 Month	99.00%	98.85%	98.36%
6 Month	94.15%	93.30%	92.84%
12 Month	88.64%	87.06%	86.62%
18 Month	83.45%	81.23%	80.82%
24 Month	78.57%	75.79%	75.41%
30 Month	73.97%	70.71%	70.36%
36 Month	69.64%	65.98%	65.65%
       If, for example, on the stated maturity date, the final COVEXA level were determined to be 69.64% of the initial COVEXA level, the payment amount of your note at maturity would be equal to 65.98% of the face amount of your note or 65.65% of the issue price of your note, as shown in the table above. As a result, if you purchased your note on the original issue date and held it until the stated maturity date, you would lose 34.35% of your investment.
       For more detailed examples of how to calculate COVEXA levels, see “The COVEXA Strategy — Hypothetical Examples For Calculating COVEXA Levels” on page S-31.
Who publishes the COVEXA level and how can we find the COVEXA levels for a trading day?
       COVEXA is a strategy calculated by our affiliate, Goldman, Sachs & Co. The calculation agent will publish the COVEXA level and the estimated value of your note (for each $1,000 face amount of your note) on each trading day on the www.gs.com/covexa web page. The valuations shown on the www.gs.com/covexa web page are prepared by the calculation agent in good faith based upon such assumptions and information as the calculation agent may in its absolute discretion have considered appropriate and which it believes, but does not guarantee, to be accurate, complete or up-to-date. The calculation agent is not responsible for errors or omissions that may occur and accepts no liability in relation thereto. Indicative prices and values expressed are as of the approximate time and/or date indicated. The values and indicative prices are subject to change without notice. The indicative prices are not necessarily related to transaction size and may not reflect the price at which you may be able to deal in any security, currency, commodity, derivative contract or other instrument with the calculation agent or with any other third party.
       The valuations contained on the www.gs.com/covexa web page may not reflect the valuation or quantitative outputs you would obtain using pricing models available from the calculation agent or from any other source. Valuations are not necessarily indicative of values carried on our books and records. You should not rely upon this information to predict future valuation on or values of your note.
How has the COVEXA strategy performed historically?
       COVEXA is a strategy calculated by our affiliate Goldman, Sachs & Co. The table below shows the unpublished monthly high, low and final closing COVEXA levels since January 20, 2005. The COVEXA level was set at 100 on January 20, 2005.

Monthly High, Low and Closing COVEXA Levels

	High	Low	Close

2005
Month ended January 31	100.6985	99.2405	100.6985
Month ended February 28	103.3746	101.2469	102.8921
Month ended March 31	104.3372	100.4498	101.707
Month ended April 30	102.7196	98.6617	100.3571
Month ended May 31	103.8143	100.5034	103.3142
Month ended June 30	105.6528	103.7653	103.9942
Month ended July 31	108.4224	103.9986	107.8619
Month ended August 31	108.6407	106.2093	107.5803
Month ending September 30 (through September 2, 2005)	107.5364	107.4067	107.4067
Closing price on September 2, 2005			107.4067
       We have also calculated historical estimated COVEXA levels dating back to 2000. See “The COVEXA Strategy — Historical Closing Levels Of The Estimated COVEXA Level” on page S-33.
Who publishes the S&P 500 Total Return Index and what does it measure?
       The S&P 500 Total Return Index is the Standard and Poor’s Composite Index of 500 stocks and is a widely recognized unmanaged index of common stock prices. The S&P 500 Total Return Index is the total return version of the S&P 500 Index. The total return index series are calculated for the U.S. Indices in addition to the price return series. Ordinary cash dividends are applied on the ex-date in calculating the total return series. “Special Dividends” are those dividends that are outside of the normal payment pattern established historically by the corporation. These are called “dividends” by the company and may be described as “special”, “extra”, “year-end” or “return of capital”. Whether a dividend is funded from operating earnings or from other sources of cash does not affect the determination of whether it is an ordinary or a special dividend. Special dividends are treated as corporate actions with offsetting price and divisor adjustments; the total return index reflects both ordinary and special dividends.
       The S&P 500 Total Return Index is determined, comprised and calculated by Standard & Poor’s without regard to the offered notes.
       For further information, see “The Indices” on page S-35.
Who publishes the S&P 500 Index and what does it measure?
       The S&P 500 Index is intended to provide an indication of the pattern of common stock price movement. The calculation of the value of the index is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. As of August 31, 2005, 427 companies or 85.6% of the index traded on the New York Stock Exchange, 72 companies or 14.3% of the index traded on The Nasdaq Stock Market and one company or 0.1% of the index traded on the American Stock Exchange. Standard & Poor’s chooses companies for inclusion in the index with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of its stock guide database of over 6,985 equities, which Standard & Poor’s uses as an assumed model for the composition of the total market.
       The S&P 500 Index is determined, comprised and calculated by Standard & Poor’s without regard to the offered notes.
       For further information, see “The Indices” on page S-35.

Will there be commissions paid to Goldman, Sachs & Co. on the notes?
       In addition to the commission paid at the time of the initial offering of the notes, Goldman, Sachs & Co. will transfer half of the 0.15% monthly fee to Goldman, Sachs & Co. or an affiliate of Goldman Sachs whose clients hold their notes on each roll date that begins on the roll date after the trade date and ends on the determination date.
What about taxes?
       The U.S. federal income tax consequences of an investment in your note are uncertain, both as to the timing and character of any inclusion in income in respect of your note. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Supplemental Discussion Of Federal Income Tax Consequences” on page S-40.
       Pursuant to the terms of the notes, The Goldman Sachs Group, Inc. and you agree (in the absence of an administrative or judicial ruling to the contrary) to characterize your note for all purposes as a pre-paid forward contract. If your note is so treated, you will generally recognize capital gain or loss upon the sale or maturity of your note in an amount equal to the difference between the amount you receive upon the sale of your note or on the stated maturity date and the amount you paid for your note. Such gain or loss generally would be long-term capital gain or loss if you held your note for more than one year.

ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTE

An investment in your note is subject to the risks described below, as well as the risks described under “Considerations Relating to Indexed Securities” in the accompanying prospectus, dated March 15, 2005. Your note is a riskier investment than ordinary debt securities. Also, your note is not equivalent to investing directly in the index stocks, i.e., the stocks comprising the index to which your note is linked. You should carefully consider whether the offered notes are suited to your particular circumstances.

The Principal Of Your Note Is Not Protected
       The principal of your note is not protected and you may lose your entire investment in the note. Any cash payment on your note on the stated maturity date will be based on the final COVEXA return. Because of the formula we use to determine the payment amount of your note, if the final COVEXA level declines or does not rise sufficiently beyond the effect of the initial fee and the monthly fees, you will lose part or all of your investment in the note.
       Also, the market value of your note prior to the stated maturity date may be lower than the issue price you will pay for your note. Consequently, if you sell your note before the stated maturity date, you may receive far less than the amount of your investment in the note.
Your Note Does Not Bear Interest
       You will not receive any interest payments on your note. Even if the amount payable on your note on the stated maturity date exceeds the face amount of your note, the overall return you earn on your note may be less than you would have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate.
The Initial Fee And The Monthly Fees Will Have The Effect Of Reducing The Return On Your Note
       Your note is issued at an issue price of $1,005, reflecting a premium of $5 per note. However, only the face amount of $1,000 is applied to the COVEXA strategy per note. In addition, the 0.15% monthly fee will reduce the COVEXA level on each business day after the roll date on which the Reference Listed Call Options are hypothetically sold and will reduce the return on your note on the stated maturity date. Even if the final COVEXA level at maturity were equal to the initial COVEXA level, the cumulative effect of these fees would equal 5.73% of the issue price of your note (or 5.26% of the face amount of your note). That is, the payment amount of your note will equal 94.27% of the issue price of your note (or 94.74% of the face amount of your note) multiplied by the final COVEXA level (expressed as a percentage of the initial COVEXA level).
       If the COVEXA level increases, the value of your note will not reflect the full performance of the COVEXA strategy due to the initial fee and the monthly fees. If the COVEXA level decreases, the return on your note will be further decreased by the initial fee and the monthly fees.
The Appreciation Of The COVEXA Strategy May Be Less Than That Of The S&P 500 Total Return Index Due To The Effect Of The COVEXA Covered Call Strategy
       Because a covered call strategy limits participation in the appreciation of the underlying asset, an investment in the notes is not the same as an investment in the underlying asset. The Reference Listed Call Options included in the COVEXA strategy limit your participation in the appreciation of the S&P 500 Index above the call strike price. Consequently, you will not participate as fully in any appreciation of the S&P 500 Total Return Index as you would have had you made an investment linked directly to the S&P 500 Total Return Index or a direct investment in the stocks underlying the S&P 500 Total Return Index.

       In particular, you should note the following about the formula used to determine the payment amount of your note at maturity:

•	Your exposure to the depreciation of the S&P 500 Total Return Index in any month is not limited and any negative monthly returns limit the benefit of any past and/or future positive monthly returns. As a result, the likelihood that you will receive at maturity less than the amount you invested in your note increases as the frequency and magnitude of the negative monthly returns increase.

•	Your ability to participate in the appreciation of the S&P 500 Total Return Index during any monthly period is limited. Because the call strike price of the Reference Listed Call Options is set at approximately 102% of the S&P 500 Index level on the date of the hypothetical sale of the Reference Listed Call Options, the potential monthly appreciation will be limited to approximately 2% plus the Total Call Premium and Total Call Premium Accrued Interest.
You Have No Shareholder Rights Or Rights To Receive Any Stock Underlying S&P 500 Total Return Index
Or S&P 500 Index
       Investing in your note will not make you a holder of any of the stocks underlying the S&P 500 Total Return Index or the S&P 500 Index. Neither you nor any other holder or owner of your note will have any voting rights, any rights to receive dividends or other distributions or any other rights with respect to any of the stocks underlying the S&P 500 Total Return Index or the S&P 500 Index other than the inclusion of dividends in the S&P 500 Total Return Index. The amount, if any, that you will receive at maturity will be paid in cash, and you will have no right to receive any of the stocks underlying the S&P 500 Total Return Index or the S&P 500 Index.
The Market Value Of Your Note May Be Influenced By Many Factors That Are Unpredictable And Interrelated
In Complex Ways
       When we refer to the market value of your note, we mean the value that you could receive for your note if you chose to sell it in the open market before the stated maturity date. The market value of your note will be affected by many factors that are beyond our control and are unpredictable.
       Moreover, these factors are interrelated in complex ways, and the effect of one factor on the market value of your note may offset or enhance the effect of another factor. For example, an increase in the S&P 500 Index, which could have a positive effect on the market value of your note, may be offset by negative effect on the Reference Listed Call Options. The following paragraphs describe the expected impact on the market value of your note given a change in a specific factor, assuming all other conditions remain constant.
The Level Of The S&P 500 Total Return Index Will Affect The Market Value Of Your Note
       We expect that the market value of your note at any particular time will depend substantially on the amount, if any, by which the level of the S&P 500 Total Return Index at that time has risen above or has fallen below its initial level. In addition, the values of the S&P 500 Total Return Index during the life of the note will also affect the market value of your note. You cannot determine the payment amount simply by looking at the final S&P 500 Total Return Index level. Fluctuating dividend rates may affect the level of the S&P 500 Total Return Index and, indirectly, the market value of your note. Economic, financial, regulatory, political, military and other developments that affect stock markets generally and the stocks underlying the S&P 500 Total Return Index may also affect the level of the S&P 500 Total Return Index and, indirectly, the market value of your note.
       As indicated under “The Indices — Historical Closing Levels Of The S&P 500 Total Return Index” below, the levels of the S&P 500 Total Return Index have been highly volatile at times in the past. It is impossible to predict whether the levels of the S&P 500 Total Return Index will rise or fall. In addition, we cannot predict whether future changes in the value of the S&P 500 Total Return Index will correlate with past changes.
Changes In Interest Rates Are Likely To Affect The Market Value Of Your Note
       Interest rates could indirectly affect the S&P 500 Total Return Index and will directly affect the value of the Reference Listed Call Options as well as the Total Call Premium Accrued Interest. These changes in turn may adversely affect the market value of your note.
Changes In The Volatility Of The Level Of The S&P 500 Index Are Likely To Affect The Market Value Of Your Note
       The magnitude and frequency of change, or volatility, in the value of S&P 500 Index may affect the value of your note. If the realized and implied volatility of the S&P 500 Index changes, the market value of your note may be adversely affected.
Changes In Dividend Yields Of The Stocks Included In The S&P 500 Total Return Index May Affect The Market Value Of Your Note
       If dividend yields on the stocks included in the S&P 500 Total Return Index change, the market value of your note may be adversely affected.
Changes In Our Credit Ratings May Affect The Market Value Of Your Note
       Our credit ratings are an assessment of our ability to pay our obligations, including those on the offered notes. Consequently, actual or anticipated changes in our credit ratings may affect the market value of your note. However, because your return on your note is dependent upon factors, such as the level of the S&P 500 Total Return Index and the value of the Reference Listed Call Options, in addition to our ability to pay our obligation on your note, an improvement in our credit ratings will not reduce the other investment risks related to your note.
If The Level Of The S&P 500 Total Return Index Changes, The Market Value Of Your Note
May Not Change In The Same Manner
       Your note may trade quite differently from the performance of the S&P 500 Total Return Index. Changes in the level of the S&P 500 Total Return Index may not result in a comparable change in the market value of your note. We discuss some of the reasons for this disparity under “— The Appreciation Of The COVEXA Strategy May Be Less Than That Of The S&P 500 Total Return Index Due To The Effect Of The COVEXA Covered Call Strategy” and “The Market Value Of Your Note May Be Influenced By Many Factors That Are Unpredictable And Interrelated In Complex Ways” above.
Trading And Other Transactions By Goldman Sachs In Instruments Linked To The S&P 500 Total Return Index, Reference Listed Call Options Or Index Stocks May Impair The Market Value Of Your Note
       As we describe under “Use of Proceeds and Hedging” below, we, through Goldman, Sachs & Co. or one or more of our other affiliates, expect to hedge our obligations under the offered notes by purchasing futures and other instruments linked to the S&P 500 Total Return Index or stocks comprising the S&P 500 Index, which we refer to as index stocks, and by selling listed options or similar instruments on the S&P 500 Index. We also expect to adjust the hedge by, among other things, purchasing or selling any of the foregoing, and perhaps other instruments linked to the S&P 500 Total Return Index or the index stocks, at any time and from time to time, and to unwind the hedge by selling any of the foregoing, on or before the determination date for your note or at or around 4:00 p.m., NY time on any roll date. We may also enter into, adjust and unwind hedging transactions relating to other index-linked notes whose returns are linked to changes in the level of the S&P 500 Total Return Index or one or more of the index stocks. Any of these hedging activities may adversely affect the S&P 500 Total Return Index level and the Reference Listed Call Options — directly or indirectly by affecting the price of the index stocks — and therefore the market value of your note and the amount we will pay on your note at maturity. It is possible that we, through our affiliates, could receive substantial returns with respect to our hedging activities while the value of your note may decline. See “Use Of Proceeds And Hedging” below for a further discussion of transactions in which we or one or more of our affiliates may engage.
       Goldman, Sachs & Co. and our other affiliates may also engage in trading in one or more of the index stocks or instruments whose returns are linked to the S&P 500 Total Return Index, options on the S&P 500 Index or index stocks for their proprietary accounts, for other accounts under their management or to facilitate transactions, including block transactions, on behalf of customers. Any of these activities of Goldman, Sachs & Co. or our other affiliates could adversely affect the S&P 500 Total Return Index level and the Reference Listed Call Options — directly or indirectly by affecting the price of the index stocks or the Reference Listed Call Options — and, therefore, the market value of your note and the amount we will pay on your note at maturity. We may also issue, and Goldman, Sachs & Co. and our other affiliates may also issue or underwrite, other securities or financial or derivative instruments with returns linked to changes in the level of the S&P 500 Total Return Index or one or more of the index stocks, including other instruments linked to the COVEXA strategy. By introducing competing products into the marketplace in this manner, we or our affiliates could adversely affect the market value of your note and the amount we will pay on your note at maturity.
Your Note May Not Have An Active Trading Market
       Your note will not be listed or displayed on any securities exchange or included in any interdealer market quotation system and there may be little or no secondary market for your note. You have no right to exchange your note and we will not be under an obligation to purchase your note at any time during the life of your note. Our affiliate, Goldman, Sachs & Co., intends to make a market in the notes, once a month on each roll date, and may limit the times on each roll date during which it will make a market. Thus, you may be unable to sell your note at other times. Moreover, Goldman, Sachs & Co. may stop making a market on these days at any time without notice.
Our Business Activities May Create Conflicts Of Interest Between You And Us
       As we have noted above, Goldman, Sachs & Co. and our other affiliates expect to engage in trading activities related to the S&P 500 Total Return Index, call options or similar instruments linked to the S&P 500 Index and the index stocks that are not for your account or on your behalf. These trading activities may present a conflict between your interest in your note and the interests Goldman, Sachs & Co. and our other affiliates will have in their proprietary accounts, in facilitating transactions, including block trades, for their customers and in accounts under their management. These trading activities, if they influence the level of the S&P 500 Index or the S&P 500 Total Return Index, could be adverse to your interests as a beneficial owner of your note.
       Goldman, Sachs & Co. and our other affiliates may, at present or in the future, engage in business with the issuers of the index stocks, including making loans to or equity investments in those companies or providing advisory services to those companies. These services could include merger and acquisition advisory services. These activities may present a conflict between the obligations of Goldman, Sachs & Co. or another affiliate of Goldman Sachs and your interests as a beneficial owner of a note. Moreover, one or more of our affiliates have published and in the future expect to publish research reports with respect to the S&P 500 Index or the S&P 500 Total Return Index and some or all of the issuers of the index stocks. Any of these activities by any of our affiliates may affect the level of the S&P 500 Index or the S&P 500 Total Return Index and, therefore, the market value of your note and the amount we will pay on your note at maturity.

As Calculation Agent, Goldman, Sachs & Co. Has The Authority To Make Determinations That Could Affect The Market Value Of Your Note, When Your Note Matures And The Amount You Receive At Maturity
       As calculation agent for your note, Goldman, Sachs & Co. has discretion in making various determinations that affect your note, including determining the S&P 500 Total Return Index level, the Reference Listed Call Option terms and associated values, which we will use to determine the COVEXA level and how much cash we must pay on the stated maturity date, and determining whether to postpone roll dates or the stated maturity date because of a market disruption event. See “Specific Terms Of Your Note” below. The exercise of this discretion by Goldman, Sachs & Co. could adversely affect the value of your note and may present Goldman, Sachs & Co. with a conflict of interest of the kind described under “— Our Business Activities May Create Conflicts Of Interest Between You And Us” above. We may change the calculation agent at any time without notice and Goldman, Sachs & Co. may resign as calculation agent at any time upon 60 days’ written notice to Goldman Sachs.
If You Hold Your Note At Goldman, Sachs & Co. Or An Affiliate Of Goldman Sachs, The Investment Professional Through Whom You Purchased Your Note May Have Economic Interests That Are Different From Yours
       In addition to the commission paid at the time of the initial offering of the notes, Goldman, Sachs & Co. will transfer half of the 0.15% monthly fee to Goldman, Sachs & Co. or an affiliate of Goldman Sachs whose clients hold their notes on the roll date that begins on the roll date after the trade date and ends on the determination date.
       As a result of these arrangements, Goldman, Sachs & Co., or an affiliate of Goldman Sachs at which you hold your note may have economic interests that are different than yours. As with any security or investment for which there are fees applied over time, Goldman, Sachs & Co. or an affiliate of Goldman Sachs may have an incentive to encourage you to continue to hold the note because they will no longer receive these monthly transfers if you sell your note. You should take the above arrangements and the potentially different economic interests they create into account when considering an investment in the note. For more information about the payment of these additional commissions, see “Supplemental Plan Of Distribution” below.
The Policies Of The CBOE And Changes That Affect The Reference Listed Call Options Could Affect The Amount Payable On Your Note And Its Market Value
       The policies of the CBOE concerning the determination or calculation of the Reference Listed Call Options could affect the COVEXA level and, therefore, the amount payable on your note on the stated maturity date and the market value of your note before that date. The amount payable on your note and its market value could also be affected if CBOE delists, discontinues or suspends the Reference Listed Call Options, in which case it may become difficult to determine the market value of your note. If events such as these occur, or if the Reference Listed Call Option is not available on any roll date because of a market disruption event or for any other reason, the calculation agent — which initially will be Goldman, Sachs & Co., our affiliate — may determine the COVEXA level on the roll date — and thus the amount payable on the stated maturity date — in a manner it considers appropriate, in its sole discretion. We describe the discretion that the calculation agent will have in determining the COVEXA level on the roll date and the amount payable on your note more fully under “Specific Terms Of Your Note — Discontinuance Or Modification Of The Indices And The Reference Listed Call Options” and “— Role Of Calculation Agent” below.

The Policies Of The Index Sponsor And Changes That Affect The S&P 500 Index, S&P 500 Total Return Index Or The Index Stocks Could Affect The Amount Payable On Your Note And Its Market Value
       The policies of the index sponsor concerning the calculation of the S&P 500 Index level, S&P 500 Total Return Index level, additions, deletions or substitutions of index stocks and the manner in which changes affecting the index stocks or their issuers, such as stock dividends, reorganizations or mergers, are reflected in the S&P 500 Index level or the S&P 500 Total Return Index level could affect the S&P 500 Index level or the S&P 500 Total Return Index level and, therefore, the amount payable on your note on the stated maturity date and the market value of your note before that date. The amount payable on your note and its market value could also be affected if the index sponsor changes these policies, for example, by changing the manner in which it calculates the S&P 500 Index level or the S&P 500 Total Return Index level, or if the index sponsor discontinues or suspends calculation or publication of the S&P 500 Index level or the S&P 500 Total Return Index level, in which case it may become difficult to determine the market value of your note. If events such as these occur, or if the S&P 500 Index level or the S&P 500 Total Return Index level is not available on any roll date because of a market disruption event or for any other reason, the calculation agent — which initially will be Goldman, Sachs & Co., our affiliate — may determine the S&P 500 Index level, the S&P 500 Total Return Index level, and the COVEXA level on the roll date — and thus the amount payable on the stated maturity date — in a manner it considers appropriate, in its sole discretion. We describe the discretion that the calculation agent will have in determining the S&P 500 Index level and the S&P 500 Total Return Index level on the roll date and the amount payable on your note more fully under “Specific Terms Of Your Note — Discontinuance Or Modification Of The Indices And The Reference Listed Call Options” and “— Role Of Calculation Agent” below.
Except To The Extent We Are One Of The 500 Companies Whose Common Stock Comprises The S&P 500 Total Return Index And The S&P 500 Index, There Is No Affiliation Between The Index Stock Issuers Or The Index Sponsor And Us, And We Are Not Responsible For Any Disclosure By Any Of The Other Index Stock Issuers Or The Index Sponsor
       The common stock of Goldman Sachs is one of the 500 index stocks comprising the S&P 500 Index and the S&P 500 Total Return Index. Goldman Sachs is not otherwise affiliated with the issuers of the index stocks or the index sponsor. As we have told you above, however, we or our affiliates may currently or from time to time in the future engage in business with the index stock issuers. Nevertheless, neither we nor any of our affiliates assumes any responsibility for the accuracy or the completeness of any information about the S&P 500 Index, S&P 500 Total Return Index or any of the other index stock issuers. You, as an investor in your note, should make your own investigation into the index and the index stock issuers. See “The Indices” below for additional information about the indices.
       Neither the index sponsor nor any of the other index stock issuers are involved in this offering of your note in any way and none of them have any obligation of any sort with respect to your note. Neither the index sponsor nor any of the index stock issuers have any obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the market value of your note.
       Standard and Poor’s is solely responsible for calculating and maintaining the S&P 500 Index and S&P 500 Total Return Index. You should not conclude that the inclusion of a stock in the S&P 500 Index or S&P 500 Total Return Index is an investment recommendation by Goldman, Sachs & Co. of that stock.
We Can Postpone Any Roll Date If A Market Disruption Event Occurs
       If the calculation agent determines that, on a roll date, a market disruption event has occurred or is continuing, the roll date will be postponed until the first trading day on which no market disruption event occurs or is continuing. In no event will the roll date be postponed by more than five business days. Moreover, if the roll date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the roll date. If the calculation agent determines that the COVEXA level that must be used to determine the payment amount of your note at maturity is not available on the roll date, either because of a market disruption event or for any other reason, the calculation agent will nevertheless determine the COVEXA level based on its assessment, made in its sole discretion, on that day.
We Can Postpone The Stated Maturity Date If A Market Disruption Event Occurs
       If the calculation agent determines that, on the determination date, a market disruption event has occurred or is continuing, the determination date will be postponed until the first trading day on which no market disruption event occurs or is continuing, although not by more than six business days. Thus, you may not receive the cash payment that we are obligated to deliver on the stated maturity date until several days after the originally scheduled due date. Moreover, if the determination date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the determination date. If the calculation agent determines that the COVEXA level that must be used to determine the payment amount of your note at maturity is not available on the determination date, either because of a market disruption event or for any other reason, the calculation agent will nevertheless determine the final COVEXA level based on its assessment, made in its sole discretion, on that day.
Certain Considerations For Insurance Companies And Employee Benefit Plans
       Any insurance company or fiduciary of a pension plan or other employee benefit plan that is subject to the prohibited transaction rules of the Employee Retirement Income Security Act of 1974, as amended, which we call “ERISA”, or the Internal Revenue Code of 1986, as amended, including an IRA or a Keogh plan (or a governmental plan to which similar prohibitions apply), and that is considering purchasing the offered notes with the assets of the insurance company or the assets of such a plan, should consult with its counsel regarding whether the purchase or holding of the offered notes could become a “prohibited transaction” under ERISA, the Internal Revenue Code or any substantially similar prohibition in light of the representations a purchaser or holder in any of the above categories is deemed to make by purchasing and holding the offered notes. This is discussed in more detail under “Employee Retirement Income Security Act” below.
The Tax Consequences Of An Investment In Your Note Are Uncertain
       The tax consequences of an investment in your note are uncertain, both as to the timing and character of any inclusion in income in respect of your note. We discuss these matters under “Supplemental Discussion of Federal Income Tax Consequences” below. Please also consult your own tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your note in your particular circumstances.
Publication Of The COVEXA Level And The Estimated Value Of Your Note May Be Disrupted
       The publication of the COVEXA level and the estimated market value of your note may be disrupted due to factors beyond our control. In addition, the values published are prepared by the calculation agent in good faith based upon such assumptions and information as the calculation agent may in its absolute discretion have considered appropriate and which it believes, but does not guarantee, to be accurate, complete or up-to-date. The calculation agent is not responsible for errors or omissions that may occur and accepts no liability in relation thereto. Indicative prices and values expressed are as of the approximate time and/or date indicated. The values and indicative prices are subject to change without notice. The indicative prices are not necessarily related to transaction size and may not reflect the price at which you may be able to transact or deal in any security, currency, commodity, derivative contract or other instrument with the calculation agent or with any other third party.
       The valuations contained on the www.gs.com/covexa web page may not reflect the valuation or quantitative outputs you would obtain using pricing models available from the calculation agent or from any other source. Valuations are not necessarily indicative of values carried on our books and records. You should not rely upon this information to predict future valuations on or values of your note.

SPECIFIC TERMS OF YOUR NOTE

Please note that in this section entitled “Specific Terms Of Your Note”, references to “holders” mean those who own notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in notes registered in street name or in notes issued in book-entry form through The Depository Trust Company. Please review the special considerations that apply to owners of beneficial interests in the accompanying prospectus, under “Legal Ownership and Book-Entry Issuance”.
       The offered notes are part of a series of debt securities, entitled “Medium-Term Notes, Series B”, that we may issue under the indenture from time to time as described in the accompanying prospectus. The offered notes are also “indexed debt securities”, as defined in the accompanying prospectus.
       This prospectus supplement summarizes specific financial and other terms that apply to the offered notes, including your note; terms that apply generally to all Series B medium-term notes are described in “Description of Notes We May Offer” in the accompanying prospectus. The terms described here supplement those described in the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.
       In addition to those terms described on the first two pages of this prospectus supplement, the following terms will apply to your note:
No interest: we will not pay interest on your note
Specified currency:

•	U.S. dollars (“$”)
Form of note:

•	global form only: yes, at DTC

•	non-global form available: no
Denominations: each note registered in the name of a holder must have a face amount of $1,000 or any multiple of $1,000
Defeasance applies as follows:

•	full defeasance: no

•	covenant defeasance: no
Other terms:

•	the default amount will be payable on any acceleration of the maturity of your note as described under “— Special Calculation Provisions” below

•	a business day for your note will not be the same as a business day for our other Series B medium-term notes, as described under “— Special Calculation Provisions” below
       Please note that the information about the settlement date, trade date, issue price, discounts or commissions and net proceeds to The Goldman Sachs Group, Inc. on the front cover page or elsewhere in this prospectus supplement relates only to the initial issuance and sale of the notes. If you have purchased your note in a market-making transaction after the initial issuance and sale of the notes, any such relevant information about the sale to you will be provided in a separate confirmation of sale.
       We describe the terms of your note in more detail below.
Indices, Index Sponsors, Index Stocks And Reference Listed Call Options
       In this prospectus supplement, when we refer to the indices, we mean the S&P 500 Total Return Index and the S&P 500 Index, or any successor index, as it may be modified, replaced or adjusted from time to time as described under “— Discontinuance Or Modification Of The Indices And The Reference Listed Call Options” below. When we refer to the Reference Listed Call Options, we mean the listed S&P 500 Index call options on the CBOE or any successor call options, as may be modified, replaced or adjusted from time to time, including a relocation of the exchange listing as described under “— Discontinuance Or Modification Of The Indices And The Reference Listed Call Options” below. When we refer to the index sponsor as of any time, we mean the entity, including any successor sponsor, that determines and publishes the indices as then in effect. When we refer to the index stocks as of any time, we mean the stocks that comprise the indices as then in effect, after giving effect to any additions, deletions or substitutions.
Payment Amount On Stated Maturity Date
       On the stated maturity date, we will pay to the holder of your note an amount, if any, in cash equal to:
$1,000 x (COVEXA return) x (1 – 0.0015)36
which is the face amount of your note multiplied by the COVEXA return, reduced by a monthly fee of 0.15% for each month that your note is outstanding.
Stated Maturity Date
       The stated maturity date will be                     , 2008 unless that day is not a business day, in which case the stated maturity date will be the next following business day. If the fifth trading day before this applicable day is not the determination date referred to below, however, then the stated maturity date will be the fifth business day following the determination date, provided that the stated maturity date will never be later than the fifth business day after                     , 2008 or, if                     , 2008 is not a business day, later than the sixth business day after                     , 2008. The calculation agent may postpone the determination date — and therefore the stated maturity date — if a market disruption event occurs or is continuing on any day that would otherwise be the determination date. We describe market disruption events under “— Special Calculation Provisions” below.
Determination Date
       The determination date will be the fifth trading day before                     , 2008 unless the calculation agent determines that a market disruption event occurs or is continuing on that fifth prior trading day. In that event, the determination date will be the first following trading day on which the calculation agent determines that a market disruption event does not occur and is not continuing. In no event, however, will the determination date be later than                     , 2008 or, if                     , 2008 is not a business day, later than the first business day after                     , 2008.
Consequences Of A Market Disruption Event
       As indicated above, if a market disruption event occurs or is continuing on a day that would otherwise be the roll date, then the roll date will be postponed to the next following trading day on which a market disruption event does not occur and is not continuing. In no event, however, will the roll date be postponed by more than five business days. If that next trading day on which a market disruption event does not occur is the exercise-settlement valuation date for the related Reference Listed Call Options, the calculation agent will determine the COVEXA level using the exercise-settlement amount of the Reference Listed Call Options, determined by the CBOE, for the calculation of the Total Call Unwind Costs. The new Reference Listed Call Option strike price, Reference Bid Price, Reference Ask Price, Total Call Premium and Total Call Premium Accrued Interest (and, thus, the new investment notional amount) will be determined at the end of that same trading day, or, if there is a market disruption event at that time, at the end of the next trading day on which a market disruption event does not occur or is continuing.
       If the roll date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the roll date. If the calculation agent determines that the S&P 500 Index level, the S&P 500 Total Return Index level, the Reference Bid Price, the Reference Ask Price, the Total Call Premium, the Total

Call Premium Accrued Interest or the Total Call Unwind Cost are not available on the last possible roll date because of a continuing market disruption event or for any other reason, the calculation agent will nevertheless determine the COVEXA level based on its assessment, made in its sole discretion at that time.
Discontinuance Or Modification Of The Indices And The Reference Listed Call Options
       If (1) the index sponsor discontinues publication of the indices and the index sponsor or anyone else publishes substitute indices and/or (2) CBOE delists or otherwise discontinues the Reference Listed Call Options and CBOE or another exchange lists substitute Reference Listed Call Options that the calculation agent determines is comparable to the indices or the Reference Listed Call Options, then the calculation agent will determine the amount payable on the stated maturity date by reference to the substitute indices or the substitute Reference Listed Call Options. We refer to any substitute index approved by the calculation agent as a successor index, and any substitute Reference Listed Call Options as the successor options.
       If the calculation agent determines that the Reference Listed Call Options are delisted or otherwise discontinued and there are no successor options (or the Reference Listed Call Options are unavailable) or publication of the S&P 500 Total Return Index or the S&P 500 Index is discontinued and there is no successor index, or that the level of the S&P 500 Total Return Index or the S&P 500 Index is not available on any roll date because of a market disruption event or for any other reason, the calculation agent will determine the amount payable on the stated maturity date, by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the call option or indices.
       If the calculation agent determines that the Reference Listed Call Options, indices, the stocks comprising the indices or the method of calculating the indices is changed at any time in any respect — including any addition, deletion or substitution and any reweighting or rebalancing of the index stocks and whether the change is made by the index sponsor under its existing policies or following a modification of those policies, is due to the publication of a successor index, is due to events affecting one or more of the index stocks or their issuers or is due to any other reason — then the calculation agent will be permitted (but not required) to make such adjustments in the indices or the method of its calculation as it believes are appropriate to ensure that the S&P 500 Index level and the S&P 500 Total Return Index level and the values for the Reference Listed Call Option used to determine the amount payable on the stated maturity date is equitable.
       All determinations and adjustments to be made by the calculation agent with respect to the Reference Listed Call Options and indices may be made by the calculation agent in its sole discretion. The calculation agent is not obligated to make any such adjustments.
Default Amount On Acceleration
       If an event of default occurs and the maturity of your note is accelerated, we will pay the default amount in respect of the principal of your note at the maturity, instead of the amount payable on the stated maturity date as described earlier. We describe the default amount under “— Special Calculation Provisions” below.
       For the purpose of determining whether the holders of our Series B medium-term notes, which include the offered notes, are entitled to take any action under the indenture, we will treat the outstanding face amount of each offered note as the outstanding principal amount of that note. Although the terms of the offered notes differ from those of the other Series B medium-term notes, holders of specified percentages in principal amount of all Series B medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the Series B medium-term notes, including the offered notes. This action may involve changing some of the terms that apply to the Series B medium-term notes, accelerating the maturity of the Series B medium-term notes after a default or waiving some of our obligations under the indenture. We discuss these matters in the accompanying prospectus under “Description of Debt Securities We May Offer — Default, Remedies and Waiver of Default” and “— Modification of the Debt Indentures and Waiver of Covenants”.
Manner Of Payment
       Any payment on your note at maturity will be made to an account designated by the holder of your note and approved by us, or at the office of the trustee in New York City, but only when your note is surrendered to the trustee at that office. We also may make any payment in accordance with the applicable procedures of the depositary.
Modified Business Day
       As described in the accompanying prospectus, any payment on your note that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date. For your note, however, the term business day has a different meaning than it does for other Series B medium-term notes. We discuss this term under “— Special Calculation Provisions” below.
Role Of Calculation Agent
       The calculation agent in its sole discretion will make all determinations regarding the Reference Listed Call Options, Reference Bid Price, Reference Ask Price, Total Call Premium, Total Call Premium Accrued Interest, Total Call Unwind Cost, COVEXA level, market disruption events, business days, trading days, the determination date, the default amount and the payment amount on your note, if any, to be made at maturity. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.
       Please note that Goldman, Sachs & Co., our affiliate, is currently serving as the calculation agent as of the original issue date of your note. We may change the calculation agent for your note at any time after the original issue date without notice, and Goldman, Sachs & Co. may resign as calculation agent at any time upon 60 days’ written notice to Goldman Sachs.
Special Calculation Provisions
Business Day
       When we refer to a business day with respect to your note, we mean a day that is a business day as defined in the accompanying prospectus.
Trading Day
       When we refer to a trading day with respect to your note, we mean a day on which the respective principal securities markets for all the index stocks are open for trading, all of the index sponsors are open for business, the indices are calculated and published by the index sponsors and the listed call options on the S&P 500 Index are open for trading.
Default Amount
       The default amount for your note on any day will be an amount equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all of our payment and other obligations with respect to your note as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to your note. That cost will equal:

•	the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

•	the reasonable expenses, including reasonable attorneys’ fees, incurred by the holder of your note in preparing any documentation necessary for this assumption or undertaking.
       During the default quotation period for your note, which we describe below, the holder and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest — or, if there is only one, the only — quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.
       Default Quotation Period. The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

•	no quotation of the kind referred to above is obtained, or

•	every quotation of that kind obtained is objected to within five business days after the day the default amount first becomes due.
       If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.
       In any event, if the default quotation period and the subsequent two business day objection period have not ended before the determination date, then the default amount will equal the face amount of your note.
       Qualified Financial Institutions. For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and is rated either:

•	A-1 or higher by Standard & Poor’s Ratings Group or any successor, or any other comparable rating then used by that rating agency, or

•	P-1 or higher by Moody’s Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.
Market Disruption Event
       Any of the following will be a market disruption event with respect to the Reference Listed Call Options, S&P 500 Index or the S&P 500 Total Return Index:

•	a suspension, absence or material limitation of trading in index stocks constituting 20% or more, by weight, of the index on the primary market, in each case for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion, or

•	a suspension, absence or material limitation of trading in option or futures contracts relating to the index or to index stocks constituting 20% or more, by weight, of the index, if available, in the respective primary markets for those contracts, in each case for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion, or

•	index stocks constituting 20% or more, by weight, of the index, or option or futures contracts relating to the index or to index stocks constituting 20% or more, by weight, of the index, if available, are not trading on what were the respective primary markets for those index stocks or contracts, as determined by the calculation agent in its sole discretion, and, in the case of any of these events, the calculation agent determines in its sole discretion that the event could materially interfere with the ability of The Goldman

Sachs Group, Inc. or any of its affiliates or a similarly situated party to unwind all or a material portion of a hedge that could be effected with respect to the offered notes. For more information about hedging by The Goldman Sachs Group, Inc. and/or any of its affiliates, see “Use Of Proceeds And Hedging” below.
       As is the case throughout this prospectus supplement, references to the Reference Listed Call Options, S&P 500 Total Return Index and the S&P 500 Index in this description of market disruption events includes the applicable call options, indices and any successor options and indices as it may be modified, replaced or adjusted from time to time.

HYPOTHETICAL RETURNS ON YOUR NOTE
       The following examples are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the impact that various hypothetical growth or reduction in COVEXA levels over the term of your note could have on the payment amount, assuming all other variables remain constant. The actual performance of the COVEXA strategy over the life of the offered notes, as well as the amount payable at maturity, may bear little relation to the hypothetical examples shown below or to the historical levels of the COVEXA strategy or the S&P 500 Total Return Index shown elsewhere in this prospectus supplement.
       If the final COVEXA level is greater than the initial COVEXA level, the payment on each offered note at the stated maturity will exceed the face amount of the note less the reduction due to fees. If the final COVEXA level is equal to the initial COVEXA level, the holder of each offered note will receive the face amount of the note reduced by fees. If the final COVEXA level is less than the initial COVEXA level, the holder of each offered note will receive less than the face amount of the note further reduced by fees. The entire principal amount of your note is at risk in the event the COVEXA level declines, so you may lose all or a significant amount of your initial investment in your note.
       Because a covered call strategy limits participation in the appreciation of the underlying asset without limiting exposure to the depreciation of the underlying asset, you should note the following about the formula used to determine the payment amount of your note at the stated maturity:

•	Your exposure to the depreciation of the S&P 500 Total Return Index in any month is not limited and any negative monthly returns limit the benefit of any past and/or future positive monthly returns. As a result, the likelihood that you will receive at maturity less than the amount you invested in your note increases as the frequency and magnitude of the negative monthly returns increase.

•	Your ability to participate in the appreciation of the S&P 500 Total Return Index during any monthly period is limited. Because the call strike price in the Reference Listed Call Options is set at approximately 102% of the S&P 500 level on the date of the hypothetical sale of the Reference Listed Call Options; the potential monthly appreciation will be limited to approximately 2% plus the Total Call Premium and Total Call Premium Accrued Interest.
       We have assumed for the following examples that the closing level of COVEXA on the determination date will be the same as it is on the stated maturity date. We have also assumed that the note is purchased on the original issue date and held until the stated maturity date and that no market disruption event occurs. If you sell your note before the stated maturity date, your return will depend upon the market value of your note at the time of sale, which may be affected by a number of factors that are not reflected in the table below. For a discussion of some of these factors, see “Additional Risk Factors Specific To Your Note” above.
       The following examples are based on growth rates that are entirely hypothetical and do not take into account any taxes that you may owe as a result of owning your note; no one can predict how the COVEXA strategy will perform over the life of your note or what the value of the COVEXA level will be on the determination date. The COVEXA level will be determined by the performance of the S&P 500 Total Return Index, the Total Call Premium, the Total Call Premium Accrued Interest and the Total Call Unwind Cost month-over-month.
       The actual performance of the COVEXA strategy over the life of the offered notes, as well as the amount payable at maturity, may bear little relation to the hypothetical examples shown below or to the historical COVEXA levels strategy or the levels S&P 500 Total Return Index shown elsewhere in this prospectus supplement. For information about the level of the index during recent periods, see “The Indices — Historical

Closing Levels Of The S&P 500 Total Return Index” below. Before investing in the offered notes, you should consult publicly available information to determine the level of the indices between the date of this prospectus supplement and the date of your purchase of the offered notes.
       Before investing in the offered notes, you should consult publicly available information to determine the level of the indices between the date of this prospectus supplement and the date of your purchase of the offered notes.
       The third column in the tables below shows the hypothetical values of your note (taking into account the initial fee and the monthly fees) on each of the stated roll dates as a percentage of the face amount of your note and the fourth column shows such hypothetical values of your note as a percentage of the issue price, if the COVEXA level (expressed as a percentage of the initial COVEXA level) were any of the hypothetical levels shown in the second column.

Table I:	Assuming the COVEXA level grows at a rate of 1% per month for each of the 36 months during the life of your note:

Roll Date	Hypothetical COVEXA	Hypothetical Note	Hypothetical Note
(Number of Months	Level as Percentage of	Value as Percentage	Value as Percentage
from Trade Date)	Initial COVEXA Level	of Face Amount	of Issue Price

Trade Date	100.00%	100.00%	99.50%
1 Month	101.00%	100.85%	100.35%
6 Month	106.15%	105.20%	104.68%
12 Month	112.68%	110.67%	110.12%
18 Month	119.61%	116.43%	115.85%
24 Month	126.97%	122.48%	121.87%
30 Month	134.78%	128.85%	128.21%
36 Month	143.08%	135.55%	134.88%
       If, for example, on the stated maturity date, the final COVEXA level were determined to be 143.08% of the initial COVEXA level, the payment amount of your note at maturity would be equal to 135.55% of the face amount of your note or 134.88% of the issue price of your note.

Table II:	Assuming the COVEXA level remains constant each month for each of the 36 months during the life of your note:

Roll Date	Hypothetical COVEXA	Hypothetical Note	Hypothetical Note
(Number of Months	Level as Percentage of	Value as Percentage	Value as Percentage
from Trade Date)	Initial COVEXA Level	of Face Amount	of Issue Price

Trade Date	100.00%	100.00%	99.50%
1 Month	100.00%	99.85%	99.35%
6 Month	100.00%	99.10%	98.61%
12 Month	100.00%	98.21%	97.73%
18 Month	100.00%	97.33%	96.85%
24 Month	100.00%	96.46%	95.98%
30 Month	100.00%	95.60%	95.12%
36 Month	100.00%	94.74%	94.27%
       If, for example, on the stated maturity date, the final COVEXA level were determined to be the same as the initial COVEXA level, the payment amount of your note at maturity would be equal to 94.74% of the face amount of your note or 94.27% of the issue price of your note. As a result, if you purchased your note on the original issue date and held it until the stated maturity date, you would lose 5.73% of your investment in the note as a result of the effect of the initial fee and the monthly fees.

Table III:	Assuming the COVEXA level decreases by 1% per month for each of the 36 months during the life of your note:

Roll Date	Hypothetical COVEXA	Hypothetical Note	Hypothetical Note
(Number of Months	Level as Percentage of	Value as Percentage	Value as Percentage
from Trade Date)	Initial COVEXA Level	of Face Amount	of Issue Price

Trade Date	100.00%	100.00%	99.50%
1 Month	99.00%	98.85%	98.36%
6 Month	94.15%	93.30%	92.84%
12 Month	88.64%	87.06%	86.62%
18 Month	83.45%	81.23%	80.82%
24 Month	78.57%	75.79%	75.41%
30 Month	73.97%	70.71%	70.36%
36 Month	69.64%	65.98%	65.65%
       If, for example, on the stated maturity date, the final COVEXA level were determined to be 69.64% of the initial COVEXA level, the payment amount of your note at maturity would be equal to 65.98% of the face amount of your note or 65.65% of the issue price of your note, as shown in the table above. As a result, if you purchased your note on the original issue date and held it until the stated maturity date, you would lose 34.35% of your investment in the note.
       For more detailed examples of how to calculate COVEXA levels, see “The COVEXA Strategy — Hypothetical Examples For Calculating COVEXA Levels” below.
       Payments on this note are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on the note are economically equivalent to the amounts that would be paid on a combination of an interest-bearing bond and a derivative, in each case, bought by the holder (with an implicit premium paid over time by the holder).
       The discussion in this paragraph does not modify or affect the terms of the note or the United States income tax treatment of the note as described under “Supplemental Discussion Of Federal Income Tax Consequences” below.

We cannot predict the COVEXA level on the determination date or the market value of your note. The actual amount that a holder of the offered notes will receive on the stated maturity date and the rate of return on the offered notes will depend on the actual COVEXA level determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical returns are based are for illustrative purposes. Consequently, the amount of cash to be paid in respect of your note on the stated maturity date may be very different from the information reflected in the examples above.

USE OF PROCEEDS AND HEDGING
       We will use the net proceeds we receive from the sale of the offered notes for the purposes we describe in the accompanying prospectus under “Use of Proceeds”. We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the offered notes as described below.
       In anticipation of the sale of the offered notes, we and/or our affiliates expect to enter into hedging transactions involving purchases of futures or other instruments linked to the indices on or before the trade date. In addition, from time to time after we issue the offered notes, we and/or our affiliates expect to enter into additional hedging transactions and to unwind those we have entered into, in connection with the offered notes and perhaps in connection with other index-linked notes we issue, some of which may have returns linked to the index or index stocks. Consequently, with regard to your note, from time to time, we and/or our affiliates:

•	expect to acquire or dispose of positions in listed or over-the-counter options, futures or other instruments linked to the index or some or all index stocks,

•	may take or dispose of positions in the securities of the index stock issuers themselves,

•	may take or dispose of positions in listed or over-the-counter options or other instruments based on indices designed to track the performance of the New York Stock Exchange or other components of the U.S. equity markets, and/or

•	may take short positions in the index stocks or other securities of the kind described above — i.e., we and/or our affiliates may sell securities of the kind that we do not own or that we borrow for delivery to purchaser.
       We and/or our affiliates may acquire a long or short position in securities similar to your note from time to time and may, in our or their sole discretion, hold or resell those securities.
       In the future, we and/or our affiliates expect to close out hedge positions relating to the offered notes and perhaps relating to other notes with returns linked to the index or the index stocks. We expect these steps to involve sales of instruments linked to the index on or shortly before the determination date. These steps also may involve sales and/or purchases of some or all of the index stocks or listed or over-the-counter options, futures or other instruments linked to the index or indices designed to track the performance of the New York Stock Exchange or other components of the U.S. equity markets.

The hedging activity discussed above may adversely affect the market value of your note from time to time and the amount we will pay on your note at maturity. See “Additional Risk Factors Specific To Your Note — Trading And Other Transactions By Goldman Sachs In Instruments Linked To The S&P 500 Total Return Index, Reference Listed Call Options Or Index Stocks May Impair The Market Value of Your Note” and “— Our Business Activities May Create Conflicts Of Interest Between You And Us” above for a discussion of these adverse effects.

THE COVEXA STRATEGY
Description
       COVEXA is a strategy developed by our affiliate, Goldman, Sachs & Co. It is a systematic strategy designed to track the performance of a “covered call” or “buy-write” strategy on the S&P 500 Total Return Index. This strategy consists of repeating the following process on a monthly basis: each month, COVEXA hypothetically (1) invests in the S&P 500 Total Return Index, (2) sells approximately 2% out-of-the-money monthly listed call options on the S&P 500 Index, (3) invests the earned call premium for a month based on the U.S. dollar one-month LIBOR rate appearing on Moneyline Telerate page 3750 (or any successor or replacement page), and (4) buys back the call options sold in the prior month. The COVEXA level is updated each roll date before repeating the process each month for a total of 36 months. The COVEXA strategy is based on observable reference values and can be valued every trading day. The daily closing COVEXA level will be published on the www.gs.com/covexa web page.
Calculation Of COVEXA Levels
       The calculation agent will publish the COVEXA level as of each trading day. The COVEXA level does not take into account the initial fee or the monthly fees. COVEXA is calculated on any trading day by adding the values of the first three components and subtracting the value of the fourth component below.
       (i) First, we calculate the investment in the S&P 500 Total Return Index as the COVEXA level on the preceding roll date multiplied by the S&P 500 Total Return Index Return. The S&P 500 Total Return Index Return is the closing level of the S&P 500 Total Return Index on that day divided by the closing level of the S&P 500 Total Return Index level on the roll date preceding that trading day. A roll date is the trading day in each calendar month immediately prior to the exercise-settlement valuation date for the S&P 500 Index call options listed on the CBOE. It is typically the Thursday preceding the third Friday of the calendar month.
       (ii) Next we determine the Total Call Premium for the Reference Listed Call Options sold on the preceding roll date.
       (a) We first determine the terms of the Reference Listed Call Options. On each roll date beginning on the trade date and ending on the roll date preceding the determination date, the COVEXA strategy hypothetically sells S&P 500 Index call options listed on the CBOE with the following terms. On each succeeding roll date, these same call options are hypothetically deemed to be repurchased (i.e., unwound).

(1) Call exercise-settlement valuation date: the exercise-settlement valuation date for S&P 500 Index call options listed on the CBOE that expire in the next calendar month. This is typically the third Friday of the next calendar month.

(2) Call strike price: the strike price of the S&P 500 Index call options listed on the CBOE that is closest to 102% of the S&P 500 Index level at 4:00 p.m., NY time (or if there is no such value at 4:00 p.m., the closest time prior to 4:00 p.m.) as displayed on Reuters on that roll date. For example, if the level of the S&P 500 Index is 1,010, we multiply this value by 1.02. We then identify the Reference Listed Call Option with an exercise price closest to 1,030.20, which is 1,030.

(3) Number of call contracts: the hypothetical number of listed S&P 500 Index call contracts sold (without rounding) is equal to the COVEXA level on that roll date divided by the closing level of the S&P 500 Index on that roll date divided by 100. This number is a fraction that is used to calculate the COVEXA level. For example, if the COVEXA level were 102.45 on a roll date and the S&P 500 Index were 1,222.21 on that roll date, the number of call contracts would be 0.0008382.

       (b) We can then determine the Total Call Premium for any trading day as the amount earned by hypothetically selling the Reference Listed Call Options on the roll date preceding that trading day. This value is obtained by multiplying the Reference Bid Price by 100 and by the number of call contracts sold. The Reference Bid Price for the Reference Listed Call Option is the price displayed on Reuters as of 4:00 p.m., NY time (or if there is no bid price at 4:00 p.m., the closest time prior to 4:00 p.m. on the roll date) on the roll date of the hypothetical sale of the Reference Listed Call Option.
       (iii) Then we determine the Total Call Premium Accrued Interest. For any trading day, this is the amount of interest that would accrue on an actual/360 day count basis on the Total Call Premium at the Call Premium Interest Rate from the business day after the preceding roll date of the hypothetical sale of the Reference Listed Call Options to and including that trading day. The Call Premium Interest Rate is the one-month U.S. dollar LIBOR rate appearing on Moneyline Telerate page 3750 (or any successor or replacement page) published by BBA on the Roll Date of the hypothetical sale of the Reference Listed Call Options.
       (iv) Finally, we calculate the Total Call Unwind Cost which is for any trading day the cost of hypothetically buying back the Reference Listed Call Options sold on the preceding roll date. This value is obtained by multiplying the Reference Ask Price by 100 and by the number of call contracts repurchased. The Reference Ask Price for the Reference Listed Call Options is displayed on Reuters as of 4:00 p.m., NY time (or if there is no ask price at 4:00 p.m., the closest time prior to 4:00 p.m.) on that trading day.
Hypothetical Examples For Calculating COVEXA Levels
       The following examples illustrate the calculation of the COVEXA levels from one roll date to the next roll date for the first three roll dates after the trade date. These examples make simplifying assumptions for illustrative purposes as follows:

•	The initial S&P 500 Index level is 1,219.02, the initial S&P 500 Total Return Index level is 1,831.086, and the initial COVEXA level is 107,1222.

•	The Total Call Premium for the hypothetical sale of the Reference Listed Call Options is 0.60% of the COVEXA level on the roll date of the sale. The actual COVEXA strategy would use the Reference Bid Price for the Reference Listed Call Options.

•	There is a Reference Listed Call Option with a strike price exactly equal to 102% of the S&P 500 Index level on the roll dates. The actual COVEXA strategy would use the strike price that is closest to 1.02 multiplied by the S&P 500 Index level at 4:00 p.m., NY time on the roll date of the sale of the Reference Listed Call Options.

•	The Call Premium Interest Rate is 3.609% and that there are 30 days per month. The actual COVEXA strategy would use the U.S. dollar one-month LIBOR rate on the roll date of the sale of the Reference Listed Call Options. The actual COVEXA strategy would also use the actual day counts based on the specific roll dates.

•	The Total Call Unwind Cost is based on an assumed cost of 0.10% plus any intrinsic value of the Reference Listed Call Option on the roll date of the unwind. The actual COVEXA strategy would use the Reference Ask Price for the Reference Listed Call Options.

Hypothetical Values for the S&P
	500 Index (“SPX”) and the S&P				Hypothetical COVEXA Level and Components
	Total Return Index (“SPTR”)				(Percentage of Initial COVEXA Level)

	Assumed				COVEXA		Total Call
	SPX	Assumed	Assumed		Level x	Total	Premium	Call
	Monthly	SPX	SPTR		SPTR	Call	Accrued	Unwind	COVEXA
Roll Date	Return	Level	Level		Return	Premium	Interest	Cost	Level

Trade Date		1,219.02	1,831.08	6					107.1222
1 Month	-2%	1,194.64	1,797.46		105.155	0.6427	0.00193	0.10712	105.6925

       Each of the COVEXA level, the S&P 500 Index and the S&P 500 Total Return Index begins at the level for the trade date as shown in the table above. Assume that the SPX declines by 2% in the first month to the next roll date, and the SPTR declines by 1.836% (the difference is due to the dividends embedded in the SPTR level). We calculate the COVEXA level on the first roll date after the trade date by adding the values of the first three components and then subtracting the value of the fourth component.

•	The COVEXA level on the preceding roll date multiplied by the SPTR Return: 107.1222 x (1,797.46/1,831.086) = 105.155

•	The Total Call Premium for the call options sold on the trade date: 0.60% x 107.1222 = 0.6427

•	The Total Call Premium Accrued Interest: 0.6427 x 3.609% x (30/360) = 0.00193

•	The Total Call Unwind Cost: 0.10% plus the intrinsic value. The intrinsic value is zero because the call option is out-of-the-money as the SPX level at the end of the month (1,194.64) is below the strike price (1,243.40) of the Reference Listed Call Option. So, the Total Call Unwind Cost is (0.10% + 0) x 107.1222 = 0.10712
       So, at the end of the first month, the COVEXA level has decreased from 107.1222 to 105.6925 (105.155 + 0.6427 + 0.00193 - 0.10712). The SPX level is now 1,194.64 and the SPTR is now 1,797.46. We repeat the process using the same assumptions as above. The only different assumption is that the SPX has no change for the second month.

Hypothetical Values for the S&P
	500 Index (“SPX”) and the S&P			Hypothetical COVEXA Level and Components
	Total Return Index (“SPTR”)			(Percentage of Initial COVEXA Level)

	Assumed			COVEXA		Total Call
	SPX	Assumed	Assumed	Level x	Total	Premium	Call
	Monthly	SPX	SPTR	SPTR	Call	Accrued	Unwind	COVEXA
Roll Date	Return	Level	Level	Return	Premium	Interest	Cost	Level

1 Month		1,194.64	1,797.46					105.6925
2 Month	0%	1,194.64	1,800.45	105.8683	0.6342	0.00191	0.10569	106.3987
       The SPTR increases due to the incorporation of dividends on the index stocks. We calculate the COVEXA level on the second roll date after the trade date by adding the values of the first three components and then subtracting the value of the fourth component.

•	The COVEXA level on the preceding roll date multiplied by the SPTR Return: 105.6925 x (1,800.45/1,797.46) = 105.8683

•	The Total Call Premium for the call options sold on the trade date: 0.60% x 105.6925 = 0.6342

•	The Total Call Premium Accrued Interest: 0.6342 x 3.609% x (30/360) = 0.00191

•	The Total Call Unwind Cost: 0.10% plus the intrinsic value. The intrinsic value is zero because the call option is out-of-the-money as the SPX level at the end of the month (1,194.64) is below the strike price (1,218.53) of the Reference Listed Call Option. So, the Total Call Unwind Cost is (0.10% + 0) x 105.6925 = 0.10569
       So, at the end of the second month, the COVEXA level has increased from 105.6925 to 106.3987 (105.8683 + 0.6342 + 0.00191 - 0.10569). The SPX level is now 1,194.64 and the SPTR is now 1,800.45. We repeat the process for one more month using the same assumptions as above. The only different assumption is that the SPX increases by 2.5% for the third month.

Hypothetical Values for the
S&P 500 Index (“SPX”) and
	the S&P			Hypothetical COVEXA Level and
	Total Return Index			Components
	(“SPTR”)			(Percentage of Initial COVEXA Level)

	Assumed			COVEXA		Total Call
	SPX	Assumed	Assumed	Level x	Total	Premium	Call
	Monthly	SPX	SPTR	SPTR	Call	Accrued	Unwind	COVEXA
Roll Date	Return	Level	Level	Return	Premium	Interest	Cost	Level

2 Month		1,194.64	1,800.45					106.3987
3 Month	2.5%	1,224.51	1,848.54	109.2406	0.6384	0.00192	0.639	109.2419
       The SPTR increases due to the increase in the SPX and the incorporation of the dividends on the index stocks. We calculate the COVEXA level on the third roll date after the trade date by adding the values of the first three components and then subtracting the value of the fourth component.

•	The COVEXA level on the preceding roll date multiplied by the SPTR Return: 106.3987 x (1,848.54/1,800.45) = 109.2406

•	The Total Call Premium for the call options sold on the trade date: 0.60% x 106.3987 = 0.6384

•	The Total Call Premium Accrued Interest: 0.6384 x 3.609% x (30/360) = 0.00192

•	The Total Call Unwind Cost: 0.10% plus the intrinsic value. The intrinsic value is greater than zero because the SPX level at the end of the month (1,224.51) is above the strike price (1,218.53) of the Reference Listed Call Option. The intrinsic value is equal to 0.5326 ((1,224.51 - 1,218.53) x (106.3987/1,194.64)). The Total Unwind Cost is 0.639 (0.10% x 106.3987 + 0.5326).
       So, at the end of the third month, the COVEXA level has increased from 106.3987 to 109.2419 (109.2406 + 0.6384 + 0.00192 - 0.639). The SPX level is now 1,224.51 and the SPTR is now 1,848.54. We repeat the process for each month thereafter until the determination date.
Historical Closing Levels Of The Estimated COVEXA Level
       We have calculated the historical COVEXA levels since January 20, 2005. The table below shows the monthly high, low and final closing COVEXA levels since January 20, 2005. The COVEXA level was set at 100 on January 20, 2005.
Monthly High, Low And Closing COVEXA Levels

	High	Low	Close

2005
Month ended January 31	100.6985	99.2405	100.6985
Month ended February 28	103.3746	101.2469	102.8921
Month ended March 31	104.3372	100.4498	101.707
Month ended April 30	102.7196	98.6617	100.3571
Month ended May 31	103.8143	100.5034	103.3142
Month ended June 30	105.6528	103.7653	103.9942
Month ended July 31	108.4224	103.9986	107.8619
Month ended August 31	108.6407	106.2093	107.5803
Month ending September 30 (through September 2, 2005)	107.5364	107.4067	107.4067
Closing price on September 2, 2005			107.4067
       In addition, based on a similar methodology, we have calculated an estimated COVEXA level from 1990. The initial estimated COVEXA level was set at 100 on January 18, 1990. The estimated COVEXA level differs from the actual COVEXA strategy in the following ways:

(1) The estimated COVEXA level uses a call option strike price that is exactly 102% of the closing level of the S&P 500 Index. The actual COVEXA strategy uses listed options with a strike price closest to 102% of the S&P 500 Index level as of 4:00 p.m., NY time.

(2) The estimated COVEXA level calculates the option prices for determining Total Call Premium and Total Call Unwind Costs for the Reference Listed Call Options using estimated implied volatility, plus an assumed fixed bid-ask spread and implied dividend yields. The actual COVEXA strategy uses the Reference Bid Price and the Reference Ask Price as of 4:00 p.m., NY time (or if there is no bid and ask prices at 4:00 p.m., the closest time prior to 4:00 p.m.) on the roll date.

(3) The estimated COVEXA level calculates the Total Call Premium Accrued Interest beginning on the roll date. The actual COVEXA strategy begins the accrual period on one business day after the roll date.
       The tables below show the historical estimated COVEXA level for selected years and on monthly roll dates since 2003.
Year-End Closing Levels Of The Estimated COVEXA Level

Roll Date	Closing Level

January 18, 1990	100.00
December 14, 2000	605.06
December 20, 2001	555.02
December 19, 2002	504.50
Closing Levels Of The Estimated COVEXA
Level On Roll Dates Since 2003

Roll Date	Closing Level

January 16, 2003	525.29
February 20, 2003	491.14
March 20, 2003	512.54
April 16, 2003	526.92
May 15, 2003	546.23
June 19, 2003	564.83
July 17, 2003	564.47
August 14, 2003	576.27
September 18, 2003	595.53
October 16, 2003	607.09
November 20, 2003	604.72
December 18, 2003	623.05
January 15, 2004	639.61
February 19, 2004	653.94
March 18, 2004	644.78
April 15, 2004	654.48
May 20, 2004	637.76
June 17, 2004	656.97
July 15, 2004	646.24
August 19, 2004	642.96
September 16, 2004	661.38
October 14, 2004	653.45
November 18, 2004	673.61
December 16, 2004	688.64
January 20, 2005	677.41
February 17, 2005	694.81
March 17, 2005	691.96
April 14, 2005	679.54
May 19, 2005	699.13
June 16, 2005	713.51
July 14, 2005	725.49

THE INDICES
The S&P 500® Total Return Index
       The S&P 500 Total Return Index is the Standard and Poor’s Composite Index of 500 stocks and is a widely recognized unmanaged index of common stock prices. The S&P 500 Total Return Index is the total return version of the S&P 500 Index. Total return index series are calculated for the U.S. Indices in addition to the price return series. Ordinary cash dividends are applied on the ex-date in calculating the total return series. “Special Dividends” are those dividends that are outside of the normal payment pattern established historically by the corporation. These are called “dividends” by the company and may be described as “special”, “extra”, “year-end” or “return of capital”. Whether a dividend is funded from operating earnings or from other sources of cash does not affect the determination of whether it is an ordinary or a special dividend. Special dividends are treated as corporate actions with offsetting price and divisor adjustments; the total return index reflects both ordinary and special dividends.
The S&P 500® Index
       The S&P 500 Index is intended to provide an indication of the pattern of common stock price movement. The calculation of the value of the index is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. As of August 31, 2005, 427 companies or 85.6% of the index traded on the New York Stock Exchange, 72 companies or 14.3% of the index traded on The Nasdaq Stock Market and one company or 0.1% of the index traded on the American Stock Exchange. As of August 31, 2005, the aggregate market value of the 500 companies included in the S&P 500 Index represented approximately 74% of the aggregate market value of stocks included in the Standard & Poor’s Stock Guide Database of domestic common stocks traded in the United States, excluding American depositary receipts and shares of real estate investment trusts, limited partnerships and mutual funds. Standard & Poor’s chooses companies for inclusion in the index with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of its stock guide database of over 6,985 equities, which Standard & Poor’s uses as an assumed model for the composition of the total market. Relevant criteria employed by Standard & Poor’s include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market value of that company’s common stock is generally responsive to changes in the affairs of the respective industry and the market price and trading activity of the common stock of that company. Ten main groups of companies comprise the index with the number of companies currently included in each group indicated in parentheses: consumer discretionary (88), consumer staples (38), energy (29), financials (84), health care (56), industrials (53), information technology (78), materials (32), telecommunication services (9) and utilities (33). Standard & Poor’s may from time to time, in its sole discretion, add companies to, or delete companies from, the index to achieve the objectives stated above.
       The S&P 500 Total Return Index and the S&P 500 Index are determined, comprised and calculated by Standard & Poor’s without regard to the offered notes.
       We have derived all information regarding the S&P 500 Total Return Index contained in this prospectus supplement, including its make-up, method of calculation and changes in its components, from publicly available information. That information reflects the policies of, and is subject to change by, Standard and Poor’s Ratings Group, which is the index sponsor and is commonly referred to as Standard & Poor’s. Standard and Poor’s owns the copyright and all other rights to the index. Standard & Poor’s has no obligation to continue to publish, and may discontinue publication of, the index. Standard & Poor’s does not assume any responsibility for the accuracy or completeness of such information. The consequences of Standard & Poor’s discontinuing the index are described in the section entitled “Specific Terms Of Your Note — Discontinuance Or Modification Of The Indices And The Reference Listed Call Options” above. Current information regarding the market value of the index is available from Standard & Poor’s and from numerous public information sources. We do not make any representation that the publicly available information about the index is accurate or complete. The index is determined, comprised and calculated by Standard & Poor’s without regard to the offered notes. Neither we nor any of our affiliates accept any responsibility for the calculation, maintenance or publication of, or for any error, omission or disruption in the index.
Computation Of The Index
       Standard & Poor’s currently computes the S&P 500 Index as of a particular time as follows:

(a) the product of the market price per share and the number of then outstanding shares of each component stock is determined as of that time (referred to as the “market value” of that stock);

(b) the market values of all component stocks as of that time are aggregated;

(c) the mean average of the market values as of each week in the base period of the years 1941 through 1943 of the common stock of each company in a group of 500 substantially similar companies is determined;

(d) the mean average market values of all these common stocks over the base period are aggregated (the aggregate amount being referred to as the “base value”);

(e) the current aggregate market value of all component stocks is divided by the base value; and

(f) the resulting quotient, expressed in decimals, is multiplied by ten.
       While Standard & Poor’s currently employs the above methodology to calculate the index, no assurance can be given that Standard & Poor’s will not modify or change this methodology in a manner that may affect the payment amount for the offered notes upon maturity or otherwise.
       Standard & Poor’s adjusts the foregoing formula to offset the effects of changes in the market value of a component stock that are determined by Standard & Poor’s to be arbitrary or not due to true market fluctuations. These changes may result from causes such as:

•	the issuance of stock dividends,

•	the granting to shareholders of rights to purchase additional shares of stock,

•	the purchase of shares by employees pursuant to employee benefit plans,

•	consolidations and acquisitions,

•	the granting to shareholders of rights to purchase other securities of the issuer,

•	the substitution by Standard & Poor’s of particular component stocks in the S&P 500 Index, and

•	other reasons.
       In these cases, Standard & Poor’s first recalculates the aggregate market value of all component stocks, after taking account of the new market price per share of the particular component stock or the new number of outstanding shares of that stock or both, as the case may be, and then determines the new base value in accordance with the following formula:

Old Base Value	×	New Market Value Old Market Value	= New Base Value
       The result is that the base value is adjusted in proportion to any change in the aggregate market value of all component stocks resulting from the causes referred to above to the extent necessary to negate the effects of these causes upon the S&P 500 Index.

Historical Closing Levels Of The S&P 500 Total Return Index
       The first table below shows the closing levels of the S&P 500 Total Return Index on the last business day of each year from 2000 through 2002. The second table below shows the high, low and final closing levels of the S&P 500 Total Return Index for each of the four calendar quarters in 2003 and 2004, and for the three calendar quarters of 2005, through September 2, 2005. We obtained the closing levels listed in the tables below from Bloomberg Financial Services, without independent verification.
       Since its inception, the level of the S&P 500 Total Return Index has experienced significant fluctuations. Any historical upward or downward trend in the closing level of the S&P 500 Total Return Index during any period shown below is not an indication that the index is more or less likely to increase or decrease at any time during the life of your note. You should not take the historical levels of the S&P 500 Total Return Index as an indication of future performance. We cannot give you any assurance that the future performance of the S&P 500 Total Return Index or the index stocks will result in you receiving an amount greater than the outstanding face amount of your note on the stated maturity date. Neither we nor any of our affiliates make any representation to you as to the performance of the S&P 500 Total Return Index.
       The actual performance of the index over the life of the offered notes may bear little relation to the historical levels shown below.
Year-End Closing Levels Of The Index

Year	Closing Level

2000	1,837.365
2001	1,618.979
2002	1,261.176
Quarterly High, Low And Closing Levels Of The S&P 500® Total Return Index

	High	Low	Close

2003
Quarter ended March 31	1,336.245	1,152.152	1,221.456
Quarter ended June 30	1,462.481	1,236.299	1,409.478
Quarter ended September 30	1,509.472	1,398.421	1,446.773
Quarter ended December 31	1,622.939	1,479.23	1,622.939
2004
Quarter ended March 31	1,693.762	1,598.85	1,650.42
Quarter ended June 30	1,686.242	1,592.234	1,678.826
Quarter ended September 30	1,668.386	1,567.947	1,647.48
Quarter ended December 31	1,801.977	1,619.479	1,799.548
2005
Quarter ended March 31	1,825.704	1,729.33	1,760.887
Quarter ended June 30	1,822.352	1,697.743	1,784.987
Quarter ending September 30 (through September 2, 2005)	1,836.370	1,831.057	1,831.057
Closing price on September 2, 2005			1,831.057
Historical Closing Levels Of The S&P 500® Index
       The first table below shows the closing levels of the S&P 500 Index on the last business day of each year from 2000 through 2002. The second table below shows the high, low and final closing levels of the S&P 500 Index for each of the four calendar quarters in 2003 and 2004, and for the three calendar quarters of 2005, through September 2, 2005. We obtained the closing levels listed in the tables below from Bloomberg Financial Services, without independent verification.
       Since its inception, the level of the S&P 500 Index has experienced significant fluctuations. Any historical upward or downward trend in the closing level of the S&P 500 Index during any period shown below is not an indication that the S&P 500 Index is more or less likely to increase or decrease at any time during the life of your note. You should not take the historical levels of the S&P 500 Index as an indication of future performance. We cannot give you any assurance that the future performance of the S&P 500 Index or the index stocks will result in you receiving an amount greater than the outstanding face amount of your note on the stated maturity date. Neither we nor any of our affiliates make any representation to you as to the performance of the S&P 500 Index.
       The actual performance of the S&P 500 Index over the life of the offered notes may bear little relation to the historical levels shown below.
Year-End Closing Levels Of The S&P 500® Index

Year	Closing Level

2000	1,320.28
2001	1,148.08
2002	879.82
Quarterly High, Low And Closing Levels Of The S&P 500® Index

	High	Low	Close

2003
Quarter ended March 31	931.66	800.73	848.18
Quarter ended June 30	1,011.66	858.48	974.50
Quarter ended September 30	1,039.58	965.46	995.97
Quarter ended December 31	1,111.92	1,018.22	1,111.92
2004
Quarter ended March 31	1,157.76	1,091.33	1,126.21
Quarter ended June 30	1,150.57	1,084.10	1,140.84
Quarter ended September 30	1,129.30	1,063.23	1,114.58
Quarter ended December 31	1,213.55	1,094.81	1,211.92
2005
Quarter ended March 31	1,225.31	1,163.75	1,180.59
Quarter ended June 30	1,216.96	1,137.5	1,191.33
Quarter ending September 30 (through September 2, 2005)	1,221.59	1,218.02	1,218.02
Closing price on September 2, 2005			1,218.02
License Agreement
       Standard & Poor’s and Goldman, Sachs & Co. have entered into a non-transferable, non-exclusive license agreement granting Goldman, Sachs & Co. and its affiliates, in exchange for a fee, the right to use the index in connection with the issuance of certain securities, including the offered notes. The Goldman Sachs Group, Inc. is also a party to the license agreement.
       The offered notes are not sponsored, endorsed, sold or promoted by Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. Standard & Poor’s has not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to, the offered notes. Standard & Poor’s makes no representation or warranty, express or implied, to the owners of the offered notes or any member of the public regarding the advisability of investing in securities generally or in the offered notes particularly or the ability of the index to track general stock market performance. Standard & Poor’s only relationship to Goldman Sachs (other than transactions entered into in the ordinary course of business) is the licensing of certain trademarks and trade names of Standard & Poor’s and of the use of the index which is determined, composed and calculated by Standard & Poor’s without regard to Goldman Sachs or the offered notes. Standard & Poor’s has no obligation to take the needs of Goldman Sachs or the owners of the offered notes into consideration in determining, composing or calculating the indices. Standard & Poor’s is not responsible for and has not participated in the determination of the timing of, prices at or quantities of the offered notes to be issued or in the determination or calculation of the equation by which the offered notes are to be exchanged into cash. Standard & Poor’s has no obligation or liability in connection with the administration, marketing or trading of the offered notes.
       STANDARD & POOR’S DOES NOT GUARANTEE THE ACCURACY AND/ OR COMPLETENESS OF THE INDEX OR ANY DATA INCLUDED THEREIN AND STANDARD & POOR’S SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS THEREIN. STANDARD & POOR’S MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY GOLDMAN SACHS, OWNERS OF THE OFFERED NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEX OR ANY DATA INCLUDED THEREIN. STANDARD & POOR’S MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL STANDARD & POOR’S HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.
       All disclosures contained in this prospectus supplement regarding the indices, including its make-up, method of calculation and changes in its components, are derived from publicly available information prepared by Standard & Poor’s. Goldman Sachs does not assume any responsibility for the accuracy or completeness of that information.

SUPPLEMENTAL DISCUSSION OF FEDERAL INCOME TAX CONSEQUENCES

The following section supplements the discussion of U.S. Federal income taxation in the accompanying prospectus with respect to United States holders. The following section is the opinion of Sullivan & Cromwell LLP, counsel to The Goldman Sachs Group, Inc. In addition, it is the opinion of Sullivan & Cromwell LLP that the characterization of the note for U.S. federal income tax purposes that will be required under the terms of the note, as discussed below, is a reasonable interpretation of current law.

       This section applies to you only if you are a United States holder that holds your note as a capital asset for tax purposes. You are a United States holder if you are a beneficial owner of a note and you are:

•	a citizen or resident of the United States;

•	a domestic corporation;

•	an estate whose income is subject to United States federal income tax regardless of its source; or

•	a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.
       This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities or currencies;

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;

•	a bank;

•	a life insurance company;

•	a tax exempt organization;

•	a person that owns a note as a hedge or that is hedged against interest rate risks;

•	a person that owns a note as part of a straddle or conversion transaction for tax purposes; or

•	a person whose functional currency for tax purposes is not the U.S. dollar.
       Although this section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect, no statutory, judicial or administrative authority directly addresses how your note should be treated for U.S. federal income tax purposes, and as a result, the U.S. federal income tax consequences of your investment in your note are uncertain. Moreover, these laws are subject to change, possibly on a retroactive basis.

Please consult your own tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your note in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.
       You will be obligated pursuant to the terms of the note — in the absence of an administrative determination or judicial ruling to the contrary — to characterize your note for all tax purposes as a forward contract to purchase the COVEXA note at the stated maturity date, for which payment was made on the issue date.
       If your note is characterized as described above, your tax basis in your note generally would equal your cost for your note. Upon the sale or exchange of your note, you would recognize gain or loss equal to the difference between the amount realized on the sale or exchange and your tax basis in your note. The gain or loss generally would be short-term capital gain or loss if you hold the note for one year or less and would be long-term capital gain or loss if you hold the note for more than one year. If you purchase your note in the initial offering and do not sell or exchange your note before the maturity date, you would generally recognize long-term capital gain or loss equal to the difference between the amount of cash received at maturity and your tax basis in the note.
       There is no judicial or administrative authority discussing how your note should be treated for U.S. federal income tax purposes. Therefore, the Internal Revenue Service might assert that treatment other than that described above is more appropriate. In particular, the Internal Revenue Service could treat your note as a single debt instrument subject to special rules governing contingent payment obligations. Under those rules, the amount of interest you are required to take into account for each accrual period would be determined by constructing a projected payment schedule for the note and applying rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the comparable yield — i.e., the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to your note — and then determining a payment schedule as of the issue date that would produce the comparable yield. These rules may have the effect of requiring you to include interest in income in respect of your note prior to your receipt of cash attributable to that income.
       If the rules governing contingent payment obligations apply, you would recognize gain or loss upon the sale or maturity of your note in an amount equal to the difference, if any, between the amount you receive at that time and your adjusted basis in your note. In general, if you purchase your note on the original issue date, your adjusted basis in your note will equal the amount you paid for your note, increased by the amount of interest you previously accrued with respect to your note, in accordance with the comparable yield and the projected payment schedule for your note.
       If the rules governing contingent payment obligations apply, any gain you recognize upon the sale or maturity of your note would be ordinary interest income. Any loss you recognize at that time would be treated as ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of your note, and, thereafter, as capital loss.
       If the rules governing contingent payment obligations apply, special rules would apply to persons who purchase a note at other than the adjusted issue price as determined for tax purposes.
       It is possible that the Internal Revenue Service could seek to characterize your note in a manner that results in tax consequences to you different from those described above. For example, the Internal Revenue Service could seek to characterize your note as a collar or as a notional principal contract. Again, you should consult your tax advisor as to possible alternative characterizations of your note for U.S. federal income tax purposes.
Backup Withholding And Information Reporting
       Please see the discussion under “United States Taxation — Taxation of Debt Securities — Backup Withholding and Information Reporting — United States Holders” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on your note.

EMPLOYEE RETIREMENT INCOME SECURITY ACT
       This section is only relevant to you if you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh Plan) proposing to invest in the offered notes.
       The Employee Retirement Income Security Act of 1974, as amended, which we call “ERISA” and the Internal Revenue Code of 1986, as amended, prohibit certain transactions involving the assets of an employee benefit plan and certain persons who are “parties in interest” (within the meaning of ERISA) or “disqualified persons” (within the meaning of the Internal Revenue Code) with respect to the plan; governmental plans may be subject to similar prohibitions. Therefore, a plan fiduciary considering purchasing notes should consider whether the purchase or holding of such instruments might constitute a prohibited transaction.
       The Goldman Sachs Group, Inc. and certain of its affiliates each may be considered a “party in interest” or a “disqualified person” with respect to many employee benefit plans by reason of, for example, The Goldman Sachs Group, Inc. (or its affiliate) providing services to such plans. Prohibited transactions within the meaning of ERISA or the Internal Revenue Code may arise, for example, if notes are acquired by or with the assets of a pension or other employee benefit plan that is subject to the fiduciary responsibility provisions of ERISA or Section 4975 of the Internal Revenue Code (including individual retirement accounts and other plans described in Section 4975(e)(1) of the Internal Revenue Code), which we call collectively “Plans”, and with respect to which The Goldman Sachs Group, Inc. or any of its affiliates is a “party in interest” or a “disqualified person”, unless those notes are acquired under an exemption for transactions effected on behalf of that Plan by a “qualified professional asset manager” or an “in-house asset manager”, for transactions involving insurance company general accounts, for transactions involving insurance company pooled separate accounts, for transactions involving bank collective investment funds, or under another available exemption. The assets of a Plan may include assets held in the general account of an insurance company that are deemed to be “plan assets” under ERISA. The person making the decision on behalf of a Plan or a governmental plan shall be deemed, on behalf of itself and the Plan, by purchasing and holding the offered notes, or exercising any rights related thereto, to represent that (a) such purchase, holding and exercise of the offered notes will not result in a non-exempt prohibited transaction under ERISA or the Internal Revenue Code (or, with respect to a governmental plan, under any similar applicable law or regulation) and (b) neither The Goldman Sachs Group, Inc. nor any of its affiliates is a “fiduciary” (within the meaning of Section 3(21) of ERISA) with respect to the purchaser or holder in connection with such person’s acquisition, disposition or holding of the offered notes, or any exercise related thereto or as a result of any exercise by The Goldman Sachs Group, Inc. or any of its affiliates of any rights in connection with the offered notes, and no advice provided by The Goldman Sachs Group, Inc. or any of its affiliates has formed a primary basis for any investment decision by or on behalf of such purchaser or holder in connection with the offered notes and the transactions contemplated with respect to the offered notes.

If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan, and propose to invest in the offered notes, you should consult your legal counsel.

SUPPLEMENTAL PLAN OF DISTRIBUTION
       The Goldman Sachs Group, Inc. has agreed to sell to Goldman, Sachs & Co., and Goldman, Sachs & Co. has agreed to purchase from The Goldman Sachs Group, Inc., the aggregate face amount of the offered notes specified on the front cover of this prospectus supplement. Goldman, Sachs & Co. intends to resell the offered notes at the original issue price. In the future, Goldman, Sachs & Co. or other affiliates of The Goldman Sachs Group, Inc. may repurchase and resell the offered notes in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices. The Goldman Sachs Group, Inc. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $                    . For more information about the plan of distribution and possible market-making activities, see “Plan of Distribution” in the accompanying prospectus.
       In addition to the commission paid at the time of the initial offering of the notes, Goldman, Sachs & Co. will transfer, on each roll date after the trade date, half of the 0.15% monthly fee to Goldman, Sachs & Co. or an affiliate of Goldman Sachs whose clients hold their notes on that roll date.

  No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

Prospectus Supplement

Page

Summary Information	S-2
Q&A	S-5
Additional Risk Factors Specific To Your Note	S-12
Specific Terms Of Your Note	S-20
Hypothetical Returns On Your Note	S-26
Use Of Proceeds And Hedging	S-29
The COVEXA Strategy	S-30
The Indices	S-35
Supplemental Discussion Of Federal Income Tax Consequences	S-40
Employee Retirement Income Security Act	S-42
Supplemental Plan Of Distribution	S-43
Prospectus Supplement dated March 15, 2005

Use of Proceeds	S-2
Description of Notes We May Offer	S-3
United States Taxation	S-20
Employee Retirement Income Security Act	S-20
Supplemental Plan of Distribution	S-20
Validity of the Notes	S-22
Prospectus dated March 15, 2005

Available Information	2
Prospectus Summary	4
Ratio of Earnings to Fixed Charges	8
Use of Proceeds	8
Description of Debt Securities We May Offer	9
Description of Warrants We May Offer	31
Description of Purchase Contracts We May Offer	48
Description of Units We May Offer	53
Description of Preferred Stock We May Offer	58
The Issuer Trusts	66
Description of Capital Securities and Related Instruments	69
Description of Capital Stock of The Goldman Sachs Group, Inc.	93
Legal Ownership and Book-Entry Issuance	98
Considerations Relating to Securities Issued in Bearer Form	104
Considerations Relating to Indexed Securities	109
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	112
Considerations Relating to Capital Securities	115
United States Taxation	118
Plan of Distribution	142
Employee Retirement Income Security Act	145
Validity of the Securities	145
Experts	145
Cautionary Statement Pursuant to the Private Securities Litigation Reform Act of 1995	146

$
The Goldman Sachs
Group, Inc.
Covered Index Alpha Strategy
Notes due                           2008
(Linked to the S&P 500® Total Return Index and a Rolling Monthly Listed Out-of-the-Money
Call-Writing Program on the S&P 500® Index)
Medium-Term Notes, Series B

Goldman, Sachs & Co.